Exhibit 4.15(b)

Translation for information purposes only

EURO DISNEYLAND IN FRANCE - PHASE IB

Credit Agreement dated March 25, 1991
Amended and Restated

Between

EDL HÔTELS S.C.A.

HÔTEL NEW YORK ASSOCIÉS S.N.C.
NEWPORT BAY CLUB ASSOCIÉS S.N.C.
SEQUOIA LODGE ASSOCIÉS S.N.C.
CHEYENNE HÔTEL ASSOCIÉS S.N.C.
HÔTEL SANTA FE ASSOCIÉS S.N.C.
CENTRE DE DIVERTISSEMENTS ASSOCIÉS S.N.C.

And
THE BANKS

And

CALYON
Financial Agent

Security Agent

Lenders’ Agent

And

THE DEPOSITARIES

Agent’s counsel Slaughter and May 112, avenue Kléber 75116 Paris	Borrowers’ counsel Freshfields Bruckhaus Deringer 2 - 4 rue Paul Cézanne 75008 Paris

BETWEEN:

1.                                       EDL HOTELS S.C.A., a limited share partnership (“société en commandite par actions”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

(hereinafter referred to as “EDL Hotels”)

PARTY OF THE FIRST PART,

2.                                       HOTEL NEW YORK ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

3.                                       NEWPORT BAY CLUB ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

4.                                       SEQUOIA LODGE ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

5.                                       CHEYENNE HOTEL ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

6.                                       HOTEL SANTA FE ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

7.                                       CENTRE DE DIVERTISSEMENTS ASSOCIES S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

(hereinafter collectively referred to as the “SNC Borrowers” or individually as an “SNC Borrower”)

PARTY OF THE SECOND PART,

(EDL Hotels and the SNC Borrowers are hereinafter referred to collectively as the “Borrowers” or individually as a “Borrower”)

AND:

8.                                       THE BANKS,

(as defined below)

PARTY OF THE THIRD PART,

9.                                       CALYON, a joint-stock company (“société anonyme”), the registered office of which is located at 9 quai du Président Paul Doumer, 92920 Paris La Défense,

(hereinafter referred to as the “Financial Agent”)

PARTY OF THE FOURTH PART,

AND:

10.                                 CALYON, a joint-stock company (“société anonyme”), the registered office of which is located at 9 quai du Président Paul Doumer, 92920 Paris La Défense,

(hereinafter referred to as the “Security Agent”)

PARTY OF THE FIFTH PART,

11.                                 CALYON, a joint-stock company (“société anonyme”), the registered office of which is located at 9 quai du Président Paul Doumer, 92920 Paris La Défense,

(hereinafter referred to as the “Lenders’ Agent”)

PARTY OF THE SIXTH PART,

AND:

12.                                 THE DEPOSITARIES, the names and addresses of which are listed in Schedule II,

PARTY OF THE SEVENTH PART.

WHEREAS

(A)                              Under the terms of the Phase IB Credit Amendment and Restatement Agreement dated December 1, 2004, the parties to that agreement have agreed (a) to establish a consolidated version of the credit facility agreement dated March 25, 1991 including the modifications resulting from four amendments dated respectively August 10, 1994, July 12, 1995, May 15, 1996, May 16, 2003 and the authorizations and waivers requests relating to the Covenants, particularly the request dated September 6, 1999; (b) to modify such consolidated version in order to (i) clear the text of all historical provisions that have become irrelevant, update certain obsolete references, clarify the drafting of certain articles and (ii) implement the Memorandum of Agreement; and (c) to restate the Credit Agreement dated March 25, 1991 in all its unamended provisions, pursuant to the terms of the amended and restated agreement attached as schedule to that agreement.

(B)                                This amended and restated agreement constitutes that schedule.

(C)                                At the Restatement Date, after partial prepayment, the total amount of Loans is € 121,052,298.92.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

SECTION I - INTERPRETATION

ARTICLE 1 - DEFINITIONS

For the purposes of the Agreement and its Schedules, unless when the context entails another meaning, the expressions defined in the Common Agreement, or in the Covenants will have the meaning set forth in it and the following expressions will have the following meanings:

“Advances” means the outstanding principal amount of the long-term advances made to the SNC Borrowers by the Lenders under the Advances Agreement.

“Advances Agreement” means the advances agreement dated April 26, 1991 between the SNC Borrowers, EDL Hotels S.C.A. as guarantor, the Lenders and CALYON as the Agent, as amended and restated.

“Agreement” means the credit facility agreement dated March 25, 1991, between the Borrowers, the Banks and CALYON as Financial Agent, Lenders’ Agent and Security Agent, as amended and restated.

“Agreement with the Insurance Advisor” means the agreement dated May 19, 2000 between the Insurance Advisor, the Financial Agent and the Lenders’ Agent.

“Authorized Investments” means any of the following investments:

(a)              the acquisition of or subscription to any security producing interest or issued or traded at a price below its nominal value, which is issued or guaranteed by a state or a company which has an unsecured long-term indebtedness at the time of purchase rated at least “Aa” (possibly with a 1, 2 or 3 sub-rating or another margin of appreciation or depreciation) by Moody’s Investors Service, Inc., or any rating firms affiliated therewith (hereinafter referred to as “Moody’s”), or at least “AA” (possibly with an appreciation or depreciation margin) by Standard and Poor’s Corporation or any rating firms affiliated therewith (hereinafter referred to as “S&P”);

(b)             The purchase of or the subscription to portions of debt mutual funds (“fonds commun de créances”) which at the time of the purchase have a rating which fulfill the criteria set forth in subparagraph (a) above;

(c)              the purchase of or the subscription to any certificate of deposit issued and any note accepted by a bank the short-term unsecured indebtedness of which, at the time of the subscription or the acquisition, is rated at least “Pl” by Moody’s or at least “Al” by S&P;

(d)             The purchase of or the subscription to any commercial paper or note issued by any company the short-term unsecured indebtedness of which, at the time of purchase or subscription, is rated at least “Pl” by Moody’s, or at least “Al” by S&P;

(e)              the opening of any sight account or the making of deposits with any Depositary in a Designated Account;

(f)                the purchase of or the subscription to any obligation issued or guaranteed by the European Economic Community, the European Investment Bank or the International Bank for Reconstruction and Development;

(g)             any other investment which, in the opinion of the Financial Agent and the Lenders’ Agent, offers the same guarantees as the investments described in paragraphs (a) through (f) above and which has been approved thereby;

and provided that, except in the event of prior consent thereto by the Financial Agent and the Lenders’ Agent, such investments:

(i)                  may only be denominated in French francs and may not mature more than six (6) months after the date of their acquisition, subscription or establishment;

(ii)               will be immediately negotiable or convertible into cash on their maturity date; and

(iii)            must be recorded as credit to a cash Designated Account or a security Designated Account, or be subject to a pledge held by a Depositary.

“Bank” means any banking institution the name of which is set forth in Schedule I to the Agreement, as well as any banking institution to which all or part of the rights and obligations of a Bank may be transferred or assigned under the Agreement in accordance with Articles 5.2 or 21 (Beneficiaries of the Agreement).

“Business Day” means any day when banking institutions are open (i) in Paris, other than a Saturday and (ii) when a payment has to be made, which is a TARGET Day.

“Centre de Congrès Newport SAS” means the company Centre de Congrès Newport SAS, a simplified share company (“société par actions simplifiée”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, Montevrain, and the share capital of which is in totality held, directly or indirectly, by TWDC.

“Common Agreement” means the common agreement dated August 10, 1994, between Euro Disney S.C.A. acting both in its own name and in the name and for the account of its subsidiaries appearing in a schedule to that agreement, EDL Hôtels S.C.A., acting both in its own name and in the name and for the account of its subsidiaries appearing in a schedule to that agreement, Euro Disneyland S.N.C., the Hotel S.N.C.s, the Phase IA Banks, the Phase IA Partners, the Phase IB Banks, the Phase IB Lenders and the CDC, as amended in connection with the authorization or waiver requests, in particular the requests dated September 25, 1995, September 6, 1999, September 7, 2001 and September 30, 2002, and as amended and restated at the Restatement Date, in accordance with the Amendment and Restatement Agreement to the Common Agreement.

“Construction Lease Agreement” means each construction lease agreement between one of the SNC Borrowers and EDL Hotels and relating to the land of one of the Phase IB Installations.

“Convention Centre Construction Lease” means the construction lease agreement dated May 15, 1996 between EDL Hotels and Centre de Congrès Newport SAS, relating to Parcel F, a certified copy of which has been delivered to the Financial Agent.

“Convention sur le Rang” means the provisions relating to the respective rights of the Banks and the Lenders on the mortgages granted pursuant to Article 17.2 (Security Interests), and which appear in any mortgage document referred to in the provisions of said Article 17.2.

“Credit-Bail Agreement” means each financial lease agreement between one of the SNC Borrowers and a Leasing Company with respect to one of the Phase IB Installations.

“Depositary” means the Security Agent and each of the banking institutions with which EDL Hotels or the SNC Borrowers may open a Designated Account and whose names and addresses as of the Restatement Date are set forth in Schedule II, or any other banking institution established in France which has been approved as an authorized financial intermediary, which has been designated by the Borrowers, with the approval of the Financial Agent and the Lenders’ Agent, and which has accepted the terms and conditions of the Agreement and the Intercreditor Agreement pursuant to an acceptance agreement in the form of the model attached as Schedule IV.

“Designated Account(s)” means, in the singular, any SCA Designated Account or any SNC Designated Account, in the plural, all of the SCA Designated Accounts and the SNC Designated Accounts.

“Development Agreement” means the development and commission agreement dated March 25, 1991, between the SNC Borrowers and Euro Disney S.C.A. relating to the construction and completion of the Phase IB Installations, as well as to the supply and installation of furniture and equipment included in the Phase IB Installations.

“Disney Undertaking” means the letters from TWDC or from Disney Enterprises, Inc. dated December 1, 2004 addressed to the attention of BNP PARIBAS or of CALYON, BNP PARIBAS and CDC, as the case may be.

“EDL Hotels Loan Agreement” means the loan agreement between EDL Hotels and the SNC Borrowers with respect to two subordinated loans in an initial amount of, on August 10, 1994, FRF 1,222,164,000 and FRF 1,338,778,815 respectively, and for which the total outstanding amount is € 331,657,833.82 as of September 30, 2004.

“EDL-SCA Loan Undertaking” means the undertaking of Euro Disney S.C.A. to grant a subordinated loan to EDL Hotels, dated March 25, 1991 in a initial amount of one billion seven hundred seventy five million Francs (FRF 1,775,000,000), as amended by amendment n°1 dated September 17, 1992, amendment n°2 dated September 28, 1993 and amendment n°3 dated August 10, 1994 and for which the outstanding amount is, as of September 30, 2004, € 123,509,620.31.

“EONIA” means: with respect to a period beginning on a Business Day (“the first Business Day”) and ending the following Business Day:

(i)                                     the annual rate for which deposits in euros are offered on the European interbank market at 7:00 p.m. (Brussels time) on the first Business Day, as determined by the European Union Banking Federation and published on a Telerate monitor (on the Restatement Date, page 247); and

(ii)                                  in case such published rate would be unavailable, the rate as determined by the Financial Agent as being equal to the arithmetic mean (rounded, if necessary, to the next highest one sixteenth of a percent (1/16th%) of the annual rates on which deposits in euros for amounts comparable to those in question that are offered for the same period on the European interbank market at 7:00 p.m. (Brussels time), the first Business Day, as indicated to the Financial Agent by the Reference Banks.

If, despite the Financial Agent’s request, one or more of the Reference Banks do not provide a rate to the Financial Agent for the relevant period, the Financial Agent will determine EONIA on the basis of the rates provided by the other Reference Banks.  If, despite the Financial Agent’s request, the Financial Agent does not receive any rates or receives a rate from only one Reference Bank, the provisions of Article 3.3 will apply.

“EURIBOR” means:

(i)                                     the annual rate for a given period equivalent to the relevant Interest Period at which deposits in euros are offered on the European interbank market at 11:00 a.m. (Brussels time) on the second TARGET Date preceding the first day of the Interest Period, as determined by the European Union Banking Federation and published on a Telerate monitor (on the Restatement Date, page 248); and

(ii)                                  with respect to any Interest Period for which there is no interest rate published on the TARGET Date as described in paragraph (i) above, the annual rate as determined by the Financial Agent as being equal to the arithmetic mean (rounded, if necessary, to the next highest one sixteenth of a percent (1/16th%)) of the rates provided to it by each of the Reference Banks as being the annual rate at which deposits in euros for a period with a duration identical to that of the considered Interest Period and for amounts comparable to that of the Loan in question that are offered on the European interbank market at 11:00 a.m. (Brussels time) on this second TARGET Date by first tier banks.

If the EURIBOR rate is to be determined by reference to the rates provided by the Reference Banks in accordance with the preceding paragraph and if, despite the Financial Agent’s request, one or more of the Reference Banks do not provide a rate to the Financial Agent for an Interest Period, the Financial Agent will determine EURIBOR on the basis of the rates provided by the other Reference Banks.  If, despite the Financial Agent’s request, the Financial Agent does not receive any rates or receives a rate from only one Reference Bank, the provisions of Article 3.3 will apply.

“Euro” or “€” means the single currency adopted as a legal tender by the European Union Members States pursuant to the European Union legislation relating to the Economic and Monetary Union.

“Euro Disney Associés S.C.A” means Euro Disney Associés S.C.A., a limited partnership company (“société en commandite par actions”) the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy.

“Euro Disney S.A.S. Undertaking” means (i) the letter from TWDC dated December 1, 2004 and (ii) the letter dated December 1, 2004 from Euro Disney S.C.A.’s gérant to the attention of CALYON, BNP PARIBAS and CDC.

“Euro Disney S.C.A.” means Euro Disney S.C.A., a limited partnership company (“société en commandite par actions”) the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy.

“Euro Disney SCA / EDL Hotels Letter” means the letter dated May 15, 1996 from Euro Disney SCA and EDL Hotels to the Agents relating to the new convention center.

“Euro Disneyland S.N.C.” means Euro Disneyland S.N.C., a private company (“société en nom collectif”), the registered office of which is located at Immeubles Administratifs, Route Nationale 34, 77700 Chessy.

“Event of Default” means any event set forth in Article 13.1.

“Final Maturity Date” means November 5, 2012.

“Financial Agent” means CALYON or, as the case may be, any successor thereof appointed in accordance with the provisions of Article 19 (Successors of the Financial Agent).

“Fiscal Year” means the fiscal year of a Borrower, which for EDL Hotels is currently the period beginning on October 1 of the year N-1 and ending on September 30 of the year N and which, for each of the SNC Borrowers, is the period beginning on January 1 of a given year and ending on December 31 of the same year.

“Gaumont Construction Lease” means the construction lease agreement dated July 13, 1995 between EDL Hotels and Gaumont SA, dealing with Parcels B and C with a total surface of approximately 5,683 sq. m., as amended by a first amendment dated January 28, 1999, an amendment n°2 dated March 25, 2003 with Europalaces SAS (as assignee of Gaumont’s rights pursuant to a contribution agreement dated June 27, 2001) and an amendment n°3 dated February 6, 2004.

“Guarantee” means the guarantee signed by the Guarantor on March 25, 1991.

“Guarantor” means EDL Hotels.

“Insurance Advisor” means the insurance advice firm appointed by the Financial Agent and the Lenders’ Agent, with the consent of the Borrowers.

“Insurance Provisions” means all of the provisions set forth in Schedule V.

“lntercreditor Agreement” means the agreement among the Banks, the Lenders, the Financial Agent, the Lenders’ Agent, the Security Agent and the Depositaries relating to, among other things, the implementation mechanisms of the security interests provided for in Article 17 (Guarantee – Security Interests) and to the conditions for the application of the provisions of Article 13 (Event of Default).

“Interest Payment Date” means the last day of an Interest Period and, with respect to an Interest Period which is longer than six (6) months, the last day of the first six (6) months included in said Interest Period or, if one of said dates is not a Business Day, the first Business Day following said date.

“Interest Period” means, with respect to any Loan, the one, three or six (1, 3 or 6) month period or, provided that the Majority Banks have not provided prior notice of their disagreement thereto in accordance with the provisions of the Agreement, any two, nine or twelve (2, 9 or 12) months period, as set forth in the relevant Interest Period Determination Request, as well as any period defined as an Interest Period in the Agreement.

“Interest Period Determination Request” means a request to determine an Interest Period for a new Interest Period, substantially in the form of the model attached as Schedule III.

“Lenders” means the Partners and other banking institutions which are parties to the Advances Agreement as lenders.

“Lenders’ Agent” means CALYON or, as the case may be, any successor thereof appointed in accordance with the provisions of the Advances Agreement.

“Loan(s)” means, in the singular, with respect to each Borrower, the outstanding principal amount owed by such Borrower under the Agreement on a relevant date; in the plural, the aggregate total of the outstanding principal amounts of all of the Loans on a given date.

“Loan Account(s)” means, in the singular, the SCA Loan Account or the SNC Loan Account, and, in the plural, the SCA Loan Account and the SNC Loan Account.

“Majority Banks” means one or more Banks which have an aggregate participation in the Loans representing at least sixty percent (60%) of the aggregate amount of the Loans.

“Majority Lenders” means one or more Lenders which have an aggregate participation in the Advances representing at least sixty percent (60%) of the Advances.

“Margin” means, with respect to any Loan, three percent (3%) per year.

“Parcel A” designates the land parcel of approximately 3,450 sq. m. taken from the initial land basis of the Construction Lease Agreement concluded between EDL Hotels and the Centre de Divertissements Associés SNC and retained by EDL Hotels after the signature of the Gaumont Construction Lease, the map of which is attached as Schedule X.

“Parcel B” designates the land parcel of approximately 1,350 sq. m. taken from the initial land basis of the Construction Lease Agreement concluded between EDL Hotels and the Centre de Divertissements Associés SNC and which is the subject, with Parcel C, of the Gaumont Construction Lease, the map of which is attached as Schedule X.

“Parcel C” designates the land parcel of approximately 4,333 sq. m. purchased by EDL Hotels from the EPA and which is the subject, with Parcel B, of the Gaumont Construction Lease, the map of which is attached as Schedule X.

“Parcel D” designates the land parcel of approximately 3,340 sq. m. purchased by EDL Hotels from the EPA and retained by EDL Hotels, the map of which is attached as Schedule X.

“Parcel E” designates the land parcel of approximately 44,400 sq. m. being the subject of the Construction Lease Agreement concluded between EDL Hotels and Centre de Divertissements Associés SNC after withdrawal of Parcels A and B, the map of which is attached as Schedule X.

“Parcel F” designates the land parcel of approximately 6,552 sq. m. retrieved from the initial land basis of the Construction Lease Agreement concluded between EDL Hotels and Newport Bay Club Associés SNC and which is the subject of the Convention Centre Construction Lease, the map of which is attached as Schedule X.

“Parcel G” designates the land parcel of Lot TO1-02 of an approximately 93,706 sq. m. being the subject of the Construction Lease Agreement concluded between EDL Hotels and Newport Bay Club Associés SNC, after detaching Parcel F, the map of which is attached as Schedule X.

“Partners” means the partners of the SNC Borrowers.

“Phase IB Assets” means any of or any combination of the furniture and equipment, land and other real property acquired or constructed in connection with Phase IB.

“Phase IB Credit Amendment and Restatement Agreement” means the agreement dated December 1, 2004 relating in particular to the amendment and restatement of the Agreement.

“Phase IB Development Plan” means the document in three volumes entitled Phase IB Development Plan prepared by Euro Disney S.C.A., as modified and implemented up to the Restatement Date as well as the Phase IB Installations.

“Phase IB Documents” means the Credit-Bail Agreements, the Development Agreement, the Construction Lease Agreements, the Technical and Administrative Assistance Agreement, the sub-license agreement between Euro Disney S.C.A. and EDL Hotels, the EDL Hotels Loan Agreement and the Advances Agreements and all amendments to any of the above documents.

“Phase IB Installations” means the Hotel New York, the Newport Bay Club, the Sequoia Lodge, the Cheyenne Hotel, the Hotel Santa Fe and the Entertainment Center, as well as any attached or related installations, as described in the Schedule to the Development Agreement.

“Quarterly Maturity Date” means the last Business Day of March, June, September and December.

“Reference Banks” means the principal Paris branch of any of the following banking institutions: CALYON, BNP PARIBAS, Crédit Agricole S.A. and Société Générale or, in the event that one of the Reference Banks is no longer able or no longer agrees to act as such, any other Reference Bank as may be appointed by mutual agreement of the Borrowers and the Majority Banks.

“Restatement Date” means the date on which all the conditions precedent set forth in the Phase IB Credit Amendment and Restatement Agreement and not waived by the Financial Agent shall be satisfied.

“SCA Designated Account(s)” means, in the singular, each of the cash accounts or securities accounts pledged in favor of the Banks and the Lenders and governed by the provisions of the Agreement and the Advances Agreement, opened by EDL Hotels with the Security Agent and each of the Depositaries, and, in the plural, all such accounts.

“SCA Loan Account” means the bank account pledged in favor of the Banks and the Lenders which is governed by the provisions of the Agreement and the Advances Agreement, opened by EDL Hotels with the Security Agent.

“SCA Subordinated Loan Designated Account(s)” means, in the plural, those SCA Designated Accounts in which the proceeds of the subordinated loan of an initial amount of one billion seven hundred seventy five million Francs (FRF 1,775,000,000) granted by Euro Disney S.C.A. to EDL Hotels under the EDL-SCA Loan Undertaking, and the Authorized Investments created by the use of these proceeds, will be deposited, and, in the singular, each of those SCA Designated Accounts.

“Security Agent” means CALYON or, as the case may be, any successor thereto which may be appointed in accordance with the provisions of Article 20 (Authority of the Security Agent).

“SNC Designated Account(s)” means, in the singular, each of the cash accounts or the securities accounts pledged in favor of the Banks and the Lenders which are governed by the provisions of the Agreement and the Advances Agreement, opened by one or more SNC Borrowers with the Security Agent and each of the Depositaries, and, in the plural, all such accounts.

“SNC Loan Account” means the bank account pledged in favor of the Banks and the Lenders which is governed by the provisions of the Agreement and the Advances Agreement, opened by the SNC Borrowers with the Security Agent.

“TARGET Day” means any full day when the payment system denominated the Trans-European Automated Real-Time Gross settlement Express Transfer functions for payments in euros.

“Technical and Administrative Assistance Agreement” means the technical and administrative assistance agreement entered into on March 25, 1991 between Euro Disney S.C.A. and EDL Hotels, as amended by an amendment dated August 10, 1994.

“TWDC Undertaking” means the undertaking dated May 15, 1996 signed by TWDC, a copy of which is attached as a Schedule to the Euro Disney S.C.A./EDL Hotels Letter.

For the sole purpose of the application of articles 5.3, 10.1, 10.2 (L) and 10.4 (C) and (F) of the Agreement, Accepted procedures, Computer Model, Estimated Available Cash Applied to the Debt Service of Unsubordinated Indebtedness, Estimated Interest on Subsequent Indebtedness, Estimated Operating Costs, Financial Computer Model, Operating Costs, Operations Computer Model, Phase IB Gross Income, Phase IB Estimated Net Income, Provisions for Renewal of Material and Installation, Subordinated Indebtedness, Subsequent Indebtedness, Unsubordinated Indebtedness, Unsubordinated Indebtedness Debt Coverage Ratio, Unsubordinated Indebtedness Annual Debt Coverage Ratio, Organizing and Planning have the meaning initially defined in the Agreement (before the signature of amendment n°1dated August 10, 1994) it being agreed that the references in said Accepted Procedures on February 5, 2009 are considered as being references to the Final Maturity Date and that the references to article 11 of the Agreement will be considered as being references to article 10.

Except where otherwise provided, all of the accounting terms used in the Agreement have the meaning given thereto under the Accepted Procedures or, in the absence thereof, that given under French law and the accounting rules which are applicable in France.

The definitions of the accounting terms contained in the Accepted Procedures have been developed by taking into consideration the concepts used in the preparation of the Computer Model.

SECTION II - OBLIGATIONS

ARTICLE 2 - OBLIGATIONS OF THE BANKS AND THE BORROWERS

2.1                                Each Bank participates in the Loans in the amounts set forth in Schedule I. The total amount of the Loans is on the Restatement Date €121,052,298.92. The obligations arising under the Agreement for each Bank are separate from those arising hereunder for the other Banks and there will be no joint liability among them.

As a result, the failure by one Bank to participate or the failure of one Bank to fulfill any of its obligations under the Agreement will not in any way result in any of the other Banks becoming liable therefor and will not release the other Banks from the fulfillment of any of their obligations arising under the Agreement.

2.2                                The SNC Borrowers will be jointly and severally liable for the fulfillment of their obligations arising under the Agreement and, subject to their in rem guarantees (“cautions réelles”) provided for in Article 17 (Guarantee – Security Interests) below, will not be held jointly liable with EDL Hotels.

2.3                                EDL Hotels will be jointly liable under the Guarantee for the fulfillment by the SNC Borrowers of their obligations arising under the Agreement.

ARTICLE 3 - INTEREST

3.1                                 Subject to the provisions of Article 3.3 below, the interest rate applicable to each Interest Period for each of the Loans will be equal to EURIBOR increased by the applicable Margin pursuant to the provisions set forth below, and will be calculated by the Financial Agent who will immediately notify it to the Borrower or Borrowers in question, to EDL Hotels as Guarantor and to the Banks.

For purposes of calculating the interests, it is specified that for any relevant Interest Period, the first day is included and the last day is excluded, such last day belonging to the next Interest Period. The interest rate so determined will absolutely bind the parties, except in the event of a patent error and subject to the provisions set forth below.

3.2                                 Upon the expiration of each Interest Period for each Loan, the Borrower or Borrowers in question must determine the duration of the new Interest Period for the Loan in question, subject to the provisions of Articles 6 (Accounts) and 7 (Provisions concerning the Loan Accounts and the Designated Accounts).

Each determination of the duration of a new Interest Period must be the subject of an Interest Period Determination Request, which must be received by the Financial Agent no later than 11:00 a.m. (Paris time):

(A)                              at least three (3) Business Days prior to the expiration date of the current Interest Period if the new Interest Period requested is one, three or six (1, 3 or 6) months; and

(B)                                at least (5) Business Days prior to the expiration date of the current Interest Period if the new Interest Period requested is two, nine or twelve (2, 9 or 12) months.

No later than 11:00 a.m. (Paris time) on the second Business Day after the first day of the new Interest Period, in the case provided for in paragraph (A) above, or the fourth Business Day before the first day of the new Interest Period, in the case provided for in paragraph (B) above, the Financial Agent must inform the Banks of the contents of the Interest Period Determination Request. If the Financial Agent has not received an Interest Period Determination Request within the deadlines set forth above, the Borrower in question will be deemed to have requested a new Interest Period of three (3) months.

With respect to any request for an Interest Period with a duration of two, nine or twelve (2, 9 or 12) months, any Bank which has not provided notice of its refusal to agree to the duration of said Interest Period to the Financial Agent no later than 11:00 a.m. (Paris time) on the third Business Day preceding the first day of the new Interest Period, will be deemed to have accepted said duration. If the duration of a requested Interest Period of two, nine or twelve (2, 9 or 12) months has been refused by the Majority Banks on said third Business Day, the Financial Agent must so inform the Borrower or Borrowers in question no later than three 3:00 p.m. (Paris time) on the same day, and the Interest Period will have a duration of six (6) months, except if, at no later than 11:00 a.m. (Paris time) on the following Business Day, the Financial Agent receives a new Interest Period Determination Request for an Interest Period of one (1) or three (3) months.

In the absence of a refusal by the Majority Banks with respect to a requested Interest Period of two, nine or twelve (2, 9 or 12) months, the requested Interest Period will be binding upon all of the Banks.

No Interest Period Determination Request may be accepted if it would result in a maturity date after the Final Maturity Date. In this regard, the duration of any Interest Period may be adjusted, if necessary, by the Financial Agent.

3.3                                 Notwithstanding any provision to the contrary in the Agreement, in the event that on a date on which an interest rate must be determined and due to circumstances which affect the inter-bank market: (a) the Majority Banks have notified the Financial Agent that EURIBOR or EONIA, as the case may be no longer reflects the actual refinancing cost of their participation in the Loans or (b) the Financial Agent, after consulting the Reference Banks determines – which determination will be absolutely binding on the parties - that it is not possible to determine the interest rate in accordance with the above provisions and with the definition of EURIBOR (or EONIA, as the case may be) for the Interest Period in question, the Financial Agent must immediately notify the Borrowers and each of the Banks thereof.

During the forty-five (45) Business Days following the above notice, the Borrowers and the Banks (the latter being represented by the Financial Agent) will consult together to attempt to arrive in good faith at a mutually acceptable substitute reference interest rate. If, prior to the expiration of the above period of forty-five (45) day Business Days, the Borrowers and the Financial Agent have agreed to a substitute interest rate, after having received the approval of the Banks, the participations of which represent at least (i) eighty percent (80%) of the aggregate amount of the Loans and (ii) at least sixty percent (60%) of the aggregate amount of participations in the Loans of Banks whose registered offices are located outside of France or which are direct or indirect branches or subsidiaries of banking institutions which have their registered offices located outside of France, said substitute interest rate increased by the Margin will apply retroactively effective from the first day of the current Interest Period in question.

Any substitute interest rate agreed upon as indicated above will be binding on all of the Banks.

In the absence of agreement as provided for above within the above period of forty-five (45) Business Days, the Agreement will be rescinded as a matter of law and the Borrowers will be obligated to prepay all of the Loans and accrued interest thereon, within twenty (20) days following the expiration of the above forty-five (45) Business Day period, said accrued interest to be calculated at an interest rate equal to the sum of (i) the average of the interest rates at which the Banks could have borrowed the funds from day to day to finance or maintain their participation in the Loans and (ii) the Margin.

3.4                                 The interest payable pursuant to the Agreement, whether payable under Article 3 or under any other article of the Agreement, will be calculated using the exact number of days elapsed on the basis of a 360-day year.

3.5                                 Subject to the provisions of paragraph (B) of Article 7 (Undertakings) of the Phase IB Credit Amendment and Restatement Agreement, on each Interest Payment Date with respect to a Loan, the Borrower or Borrowers in question will pay to the Financial Agent, for the account of the Banks, the interests calculated as set forth in article 3.1 above.

ARTICLE 4 - REPAYMENT OF THE LOANS

Each Loan must be repaid on each of the dates and up to the percentages indicated in the repayment schedule attached as Schedule VI.

The duration of the Interest Period for any portion of a Loan which is to be repaid must be adjusted so that its expiration date coincides with the repayment date. In this respect, when an Interest Period Determination Request for each Loan precedes a repayment date, and if the requested Interest Period expires after the repayment date in question, the portion of the Loan which is to be repaid on said date must be the subject of one or more distinct Interest Periods which are different from that of the Loan in question. The last of said Interest Periods must be 1, 3 or 6 months long or, subject to the provisions of the Agreement, 2 or 9 months long, and must expire on the repayment date. The Interest Period Determination Request in question must specify the portion of the Loan to be repaid and the distinct Interest Period calculated as indicated above.

ARTICLE 5 - PREPAYMENT – TRANSFER OF LOANS

5.1         (A)                                    The Borrowers have the right, under the terms and conditions set forth below and provided that they have notified the Financial Agent at least thirty (30) calendar days in advance, to prepay all or part of the Loans.

(B)                                The Borrowers may only exercise the above right in the event that they have the necessary funds available, after taking into consideration the prepayment which they intend to make, to complete and operate the Phase IB Installations under normal conditions. The Borrowers are responsible for demonstrating compliance with said pre-condition by furnishing a certificate confirmed by the Expert to the Financial Agent if the Financial Agent so requests.

(C)                                Any prepayment must:

(a)                take place on an Interest Payment Date for the Loan in question;

(b)               if the prepayment occurs between January 1, 2005 and December 31, 2005 (included), be for the totality of the Loans and be equal to 103% of the total amount of the Loans; if the prepayment occurs between January 1, 2006 and December 31, 2006 (included), be for the totality of the Loans and be equal to 102% of the total amount of the Loans; if the prepayment occurs between January 1, 2007 and December 31, 2007 (included), be for the totality of the Loans and be equal to 101% of the total amount of the Loans;

(c)                for any prepayment occurring starting from January 1, 2008, be for a minimum amount of fifteen million euros (€15,000,000) and in an amount which is a whole-number multiple of one million five hundred thousand million euros (€1,500,000); and

(d)               be accompanied by payment of the accrued interest on the prepaid amount.

(D)                               All notices made by the Borrowers with respect to a prepayment are irrevocable. The prepaid amounts may not be re-borrowed.

5.2         (A)                                   The Borrowers have the option to have a third party purchase the receivable representing the totality of the Loans made by the Banks (the “Receivable”).

In such event, the Borrowers must notify the Financial Agent in accordance with a notice period of at least thirty (30) Business Days and must indicate therein the date on which the Receivable is to be sold.

(B)                                The Banks hereby agree to grant such a request by the Borrowers and to sell to any third party designated by the Borrower the receivable, the nominal value of which will be equal to the amount of the Loans on the date of the sale of the receivable (which will be equal, in case of sale between January 1, 2005 and December 31, 2007 (included), to the product of the total amount of the Loans and the applicable percentage set forth in article 5.1 (C)(b)), increased by the accrued interest and by any other amounts due to the Banks pursuant to the Agreement on said date (the “Receivable Value”), provided that the following terms and conditions are complied with:

(a)                                  the Receivable sale price will be equal to the Receivable Value (the “Sale Price”);

(b)                                 the Sale Price must be paid in full to the Financial Agent on behalf of the Banks on the date of the sale of the Receivable;

(c)                                  all of the expenses to be repaid to the Banks, the Financial Agent or the Security Agent pursuant to the Agreement must be paid in accordance with the provisions of the Agreement on the date of the sale of the Receivable;

(d)                                 the Banks will be released from all of their obligations pursuant to the Agreement effective as of the sale of the Receivable, and the buyer will appoint a new Financial Agent who will accede to the Agreement and to the Inter-creditor Agreement or said buyer will confirm the authority of the then-current Financial Agent with the consent of said Financial Agent;

(e)                                  the current Interest Period(s) for the Loans must be adjusted so that the last day of said Interest Period coincides with the date of the sale of the Receivable;

(f)                                    all of the expenses for the sale of the Receivable will be borne by the buyer;

(g)                                 prior to the sale, the buyer must accede to the Inter-creditor Agreement and confirm the authority of the Security Agent pursuant to the Agreement.

5.3         (A)                                                                                    In the event of the termination or expiration of a Credit-Bail Contract, and without prejudice to the possible application of the provisions of Article 13 (Events of Default), the SNC Borrower in question will be obligated to repay the totality of its Loan or Loans and EDL Hotels will be obligated to simultaneously repay its Loans in an amount which is proportional to the total of the SNC Loans being repaid as compared to the aggregate amount of the SNC Loans, it being specified that, in the event of repayment between January 2005 and December 31, 2007 (included), the repaid amounts will be equal to the product of said amounts and the applicable percentage set forth in article 5.1 paragraph (C)(b). In addition, if, upon the completion of said repayments and those repayments which must occur under the Advances Agreement, the Unsubordinated Indebtedness Coverage Ratio and the Unsubordinated Indebtedness Annual Coverage Ratio are not greater than or equal to 1.50 and 1.15, respectively, the Borrowers will be obligated, until the Final Maturity Date, to make an additional repayment of the other Loans or Advances in order to comply with the above ratios, it being specified that, in the event of repayment between January 2005 and December 31, 2007 (included), the repaid amounts will be equal to the product of said amounts and the applicable percentage set forth in article 5.1 paragraph (C)(b). Said additional repayments of the Loans and Advances must be made on a pro rata basis, unless Lenders whose participation in the Advances under Tranche B equal at least sixty percent (60%) of the aggregate amount of Tranche B of the Advances agree that the additional repayment of Tranche B of the Advances will not occur or will occur in a proportion which is less than that resulting from the above pro rata calculation.

A certificate verified by the Expert, substantially in the form of the model attached as Schedule VII, and indicating compliance with said ratios must be provided by EDL Hotels to the Financial Agent and the Security Agent.

(B)                                Simultaneously with the above repayments, the Borrowers in question must pay the accrued interest on the repaid amounts, as well as the costs for re-use of the funds which may be incurred by the Banks, calculated as indicated in Article 16 (Expenses), if the repayment is made on a date other than an Interest Payment Date.

5.4         (A)                                   Any prepayment made in application of article 5.1 above will be subject, in addition to the conditions provided in said article 5.1, to the prepayment on a pro rata basis of the Senior Debt in accordance with the provisions of article 5 of the Common Agreement.

(B)                                Any amount prepaid in application of article 5.1 above will be deducted from the repayment amounts resulting from the repayment schedule attached as Schedule VI, in the inverse repayment date order, i. e. beginning from the last repayment date.

ARTICLE 6 - ACCOUNTS

(A)                              The Financial Agent must open on its books an account which will combine the principal and interest amounts, commission, expenses and related costs due by each Borrower to each Bank pursuant to the Agreement. The Financial Agent must credit said account with the principal and interest amounts, commission, expenses and related costs paid to each Bank following the payment or repayment made by a Borrower under a Loan.

(B)                                Each Bank will open and maintain on its books, in accordance with standard practice, an account from which will be debited each amount loaned by it pursuant to the Agreement and credited with each principal payment made pursuant hereto. Each Bank will also maintain a record of the interest and other amounts received by this Bank pursuant to the Agreement, in accordance with standard practice.

ARTICLE 7 - PROVISIONS CONCERNING THE LOAN ACCOUNTS AND THE DESIGNATED ACCOUNTS

7.1                                 Opening and operation of the Loan Accounts

7.1.1                        EDL Hotels and the SNC Borrowers have opened their respective Loan Accounts with the Security Agent and undertake to maintain open each of said Loan Accounts with the Security Agent.

7.1.2                        The SNC Loan Account is an account opened in the name of all of the SNC Borrowers and which may only be used upon the signature of all of the SNC Borrowers.

7.1.3                        The Loan Accounts are deposit accounts which may not have debit balances. They operate as follows:

(A)                              They are credited:

(a)                                  by debiting an SCA Designated Account, in the case of the SCA Loan Account, or an SNC Designated Account, in the case of the SNC Loan Account;

(b)                                 with any insurance payment relating to Phase IB and paid to EDL Hotels, in the case of the SCA Loan Account, or to an SNC Borrower, in the case of the SNC Loan Account, other than payments for civil liability;

(c)                                  with the proceeds of any other loans or advances made to EDL Hotels, in particular by Euro Disney S.C.A. in the case of the SCA Loan Account, or to an SNC Borrower, in the case of the SNC Loan Account;

(B)                                They may only be debited:

(a)                                  in the case of the SCA Loan Account, with the amounts transferred to the credit of an SNC Loan Account or of an SCA Designated Account; and

(b)                                 in the case of the SNC Loan Account, with the amounts transferred to an SNC Designated Account.

(C)                                Any instruction to debit a Loan Account will be sent by EDL Hotels or the SNC Borrowers, as the case may be, to the Security Agent with a copy to the Financial Agent and the

Lenders’ Agent no later than 12:00 p.m. (Paris time) on the Business Day preceding the one on which the transfer is to be made. In the absence of instructions to the contrary from the Financial Agent or the Lenders’ Agent no later than 5:00 p.m. (Paris time) on the same Business Day, the Security Agent will execute said transfer on the scheduled date.

7.1.4                       The Loan Accounts will be pledged in favor of the Banks and the Lenders pursuant to the pledge instruments dated March 25, 1991, in accordance with the provisions of Article 17 (Guarantee – Security Interests).

7.2                                 Opening and operation of the Designated Accounts

7.2.1                        Other than the “SCA Subordinated Loan” Designated Accounts, no more than two (2) Designated Accounts, i.e., a cash account and a securities account, may be opened with the same Depositary or with the Security Agent by the same account holder (EDL Hotels or an SNC Borrower).

Each Depositary must inform the Security Agent, the Financial Agent and the Lenders’ Agent of the opening of a Designated Account with said Depositary immediately after the opening thereof.

7.2.2                        The amounts debited from a Loan Account and credited to a Designated Account may, at the account holder’s election, be used to make an Authorized Investment which must remain, along with the proceeds therefrom and subject to the provisions of Article 7.2.4 below, in a Designated Account.

7.2.3                        The Designated Accounts are pledged in favor of the Banks and the Lenders pursuant to the pledge instruments dated April 3, 1991 and November 20, 1996 (securities accounts). All new Designated Accounts will be pledged in accordance with the provisions of Articles 7.3 and 17.2(D).

EDL Hotels and the SNC Borrowers hereby irrevocably agree that liquidation proceeds or the income from any Authorized Investment will be immediately credited to the cash Designated Account opened with the Depositary with which the Designated Account in which the Authorized Investment is registered is opened.

7.2.4                        The Designated Accounts other than the “SCA Subordinated Loan” Designated Accounts will operate as follows:

(A)                              they may be only credited:

(a)                                  in the case of an SCA Designated Account, by debiting the SCA Loan Account or another SCA Designated Account;

(b)                                 in the case of an SNC Designated Account, by debiting the SNC Loan Account or another SNC Designated Account;

(c)                                  in the case of any Designated Account, with the liquidation proceeds or the income from an Authorized Investment in accordance with the provisions of Article 7.2.3 above;

(B)                                they may only be debited:

(a)                                  in the case of an SCA Designated Account, in order to credit the SCA Loan Account or any another SCA Designated Account in the same amount;

(b)                                 in the case of an SNC Designated Account, in order to credit the SNC Loan Account or any other SNC Designated Account in the same amount;

(c)                                  in the case of any Designated Account, with the amount necessary to make the Authorized Investment.

Each Depositary with which a Designated Account is opened will only allow the debit of said account to the extent that said debit is made in accordance with the provisions of this Article 7;

(C)                                they may not have debit balances.

7.2.5                        No more than two “SCA Subordinated Loan” Designated Accounts, i.e., a cash account and a securities account, may be opened. Each of said Accounts must be opened with the Security Agent. Said Accounts may only be debited:

(A)                              in order to credit the SCA Loan Account or the SNC Loan Account in the same amount;

(B)                                in order to repay to Euro Disney S.C.A., the principal amounts borrowed under the EDL-SCA Loan Undertaking, provided that the Accounts are simultaneously credited with at least the same amount generated by the proceeds of a subordinated loan made to EDL Hotels and meeting the criteria set forth in paragraph (C)(e) of Article 10.4; and

(C)                                in order to pay interest to Euro Disney S.C.A. under the EDL-SCA Loan Undertaking, up to the amount of the proceeds of Authorized Investments made with the amounts credited to the Designated Accounts to the extent that such proceeds have actually been received; and

No transfers may be made from said Accounts to another Designated Accounts. These Designated Accounts will be pledged in favor of the Banks and the Lenders in accordance with the provisions of Article 7.3 below.

Instructions to debit an “SCA Subordinated Loan” Designated Account for the purposes described in paragraph (C) above must indicate the amount of the requested debit and certify that the conditions set forth in said paragraph (C) have been met.

7.3                                 Special provisions for the pledge of the Designated Accounts and the Authorized Investments

7.3.1                        Cash accounts

All new Designated Accounts which will be credited with cash amounts will be pledged in favor of the Banks and the Lenders upon the opening of said Accounts pursuant to a pledge instrument substantially in the form of the model attached at Schedule VIII (C) and (D) and which EDL Hotels, in the case of an SCA Designated Account, or the SNC Borrowers, in the case of an SNC Designated Account, must sign upon the opening of said account.

The Depositary with which the Designated Account is opened will have EDL Hotels or the SNC Borrowers, as the case may be, sign the pledge instrument and then immediately forward said instrument to the Security Agent which will execute the registration formalities, notify the Depositary thereof and forward a copy of proof of said formalities to the Financial Agent and the Lenders’ Agent.

Any pledge instrument for a cash SNC Designated Account must be signed by each SNC Borrower in the name of which said account is opened.

7.3.2                        Securities accounts

All new Designated Accounts into which securities will be deposited will be pledged in favor of the Banks and the Lenders upon the opening of said Accounts pursuant to a securities account pledge agreement or to a master pledge agreement substantially in the form of the models attached at Schedule VIII (E) and (F) and which EDL Hotels, in the case of an SCA Designated Account, or the SNC Borrowers, in the case of an SNC Designated Account, must sign upon the opening of said account.

As soon as the above mentioned master pledge agreement is signed, the Depositary with which any new Designated Account is opened must immediately forward a copy of said agreement to the Security Agent.

The formalities to create the pledge on the Designated Account on which the securities are credited or on the securities resulting from an Authorized Investment must be completed as follows:

(A)                              Securities deposited in an account and equivalent securities issued on the basis of foreign laws:

EDL Hotels and each SNC Borrower hereby expressly authorize, effective immediately, each Depositary and the Security Agent, with the right to act individually, to sign in their name and on their behalf any declaration of a pledge on a Designated Account. As a result, upon creation of a pledge on a Designated Account, the Depositary in question or the Security Agent will sign in the name of EDL Hotels or in the name of the SNC Borrower(s) in question, as the case may be, a pledge declaration, obtain from the account holder a certificate of account pledge, and if necessary forward said certificate to the Security Agent. Models of the above pledge declaration and certificate are attached at Schedules 2, 3 and 4 to the model master pledge agreements attached at Schedules VIII (E) and (F) to the Agreement.

(B)                                Other securities

(a)                                  Registered securities governed by foreign law: each Borrower hereby agrees to sign any instrument necessary under the applicable legislation in order to pledge in favor of the Banks and the Lenders, represented by the Security Agent, all of the securities in question, to complete all necessary formalities and to sign any other documents necessary for the validity of said pledge under the legislation in question. The validity thereof must be certified in a legal opinion from legal counsel (“conseil juridique”) or attorney (“avocat”) of the country in question, which must be previously agreed to by the Financial Agent and the Security Agent.

(b)                                 Bearer securities governed by foreign law or governed by French law and in physical form: each Borrower hereby agrees to sign and expressly authorizes, effective immediately, each Depositary and the Security Agent, with the right to act individually, to sign in its name and on its behalf a pledge instrument substantially in the form of the model attached at Schedule 2 to the model master pledge agreements attached as Schedules VIII (H) and (I). The Depositary must, immediately upon the purchase of said securities, take physical possession of the certificates evidencing said securities and hold said certificates until the liquidation of the Authorized Investment to which they correspond or will have provided instructions to a third party to hold them on its behalf. The Depositary will if necessary forward the pledge instrument to the Security Agent immediately after the signature thereof.

(c)                                  Other negotiable debt securities:

(i)                                     bearer securities evidencing indebtedness: each Borrower hereby agrees to sign and expressly authorizes, effective immediately, the Security Agent and each Depositary, with the right to act individually, to sign in its name and on its behalf a pledge instrument substantially in the form of the model attached at Schedule 2 of the model master pledge agreements attached as Schedules VIII (H) and (I). The Depositary must, immediately upon the purchase of said securities, take physical possession of the certificates evidencing said securities and hold said certificates until the liquidation of the Authorized Investment to which they correspond or will have provided instructions to a third party to hold them on its behalf. The Depositary will forward to the Security Agent the pledge instrument immediately after the signature thereof.

(ii)                                  securities evidencing indebtedness payable on demand: if said securities are governed by French law, each Borrower hereby agrees to provide to the Depositary these securities after having endorsed them as a guarantee. When said securities correspond to Authorized Investments made by the SNC Borrowers, each certificate must be endorsed by each of the SNC Borrowers in the name of which the Authorized Investment has been made. If said securities are governed by foreign law, the provisions of paragraph (A) above will apply mutatis mutandis.

7.4                                 Provisions concerning, the operation of the SNC Loan Account and the SNC Designated Accounts

The SNC Loan Account is opened in the name of all of the SNC Borrowers and may only be used, both for debits and credits, upon the signature of all of the SNC Borrowers.

The SNC Designated Accounts may either be accounts opened in the name of multiple SNC Borrowers and may only be used upon the signature of all of the SNC Borrowers in the names of which said accounts have been opened, or they may be individual accounts opened in the name of an SNC Borrower which may only be used upon the signature of said Borrower.

All instructions concerning the creation and the liquidation of an Authorized Investment or any transfer from an SNC Designated Account to another SNC Designated Account or from an SNC Designated Account to the SNC Loan Account must be given by all of the SNC Borrowers which are the holders of the SNC Designated Account in question.

7.5                                 Freezing the operations in the Designated. Accounts or the Loan Accounts

In the event that an Event of Default takes place, or an event occurs which may be an Event of Default after the expiration of a certain period or upon notification as provided for in Article 13 (Events of Default) (except if it has been cured or if a Special Majority of the Banks have waived reliance thereon) and without prejudice to the ability of the Banks to exercise their rights under said Article 13, the Financial Agent may, upon notification provided to EDL Hotels and to the SNC Borrowers, with a copy to the Security Agent and to each Depositary, prohibit any debit of the Loan Accounts and any transfer between the Loan Accounts and the Designated Accounts (with the exception of a debit of a Loan Account in order to credit a cash Designated Account), as well as any transfer between Designated Accounts. For the purposes of this paragraph, a Special Majority of the Banks will mean Banks whose participations in the Loans represent, in aggregate, (i) at least 50% of the aggregate amount of the Loans and (ii) at least 60% of the participations in the Loans of all of the Banks which have voted either for or against the waiver in question.

ARTICLE 8 - ORDER TO ALLOCATE THE AMOUNTS RECEIVED BY THE FINANCIAL AGENT - DISTRIBUTION TO THE BANKS

8.1                                 Any partial payment made by the Borrowers pursuant to the Agreement, as well as any proceeds from the exercise of the Guarantee, will be allocated in the following order:

(A)                              payment of expenses and fees (including counsel fees and procedural expenses upon the presentation of evidence thereof) paid by the Security Agent, the Financial Agent or the Banks for the enforcement of the security interests or the exercise of the Guarantee;

(B)                                payment of the remuneration and repayment of the expenses incurred by the Security Agent, the Financial Agent or the Banks which are due and payable pursuant to the Agreement and which have not been paid;

(C)                                payment of late-payment interest due pursuant to the Agreement;

(D)                               payment of any commissions due pursuant to the Agreement;

(E)                                 payment of interest due at the rate provided for in the Agreement beginning with the oldest maturity dates, as well as any amount which may be due in accordance with Articles 11 (Unforeseen Circumstances) or 16.1;

(F)                                 repayment of the principal due pursuant to the Agreement, beginning with the oldest maturity dates.

The provisions of this article will not apply to the amounts received from the Borrowers pursuant to Article 3 (Prepayment of Banks Loans – New Banks Participations) of the Phase IB Credit Amendment and Restatement Agreement.

8.2                                 In the event that one or more Banks receive from a Borrower or from any third party any payment whatsoever, whether or not in advance, which is greater than the amount which said Bank or Banks has or have the right to receive in accordance with the distribution and division rights provided for in the Agreement, whether said payment be voluntary, involuntary, required by law, arising from an off-set or otherwise, the amount so received will have to be immediately paid to the Financial Agent who will distribute and allocate it among the Banks in accordance with the provisions of the Agreement.

Each Borrower hereby expressly acknowledges that the amounts due to each Bank under the Agreement will be determined after application of the above provisions.

SECTION III - GENERAL CONDITIONS

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

Each of the Borrowers hereby makes the following representations and warranties to the Financial Agent and the Banks:

9.1                                 it is a duly organized and validly existing company under French law, the share capital of which is entirely paid in and whose activity is limited to the completion and operation, with respect to each SNC Borrower, of all or part of Phase IB Installations, with respect to EDL Hotels, of all or part of Phase IB Installations and Parcels A, B, C, D, E, F and G; it has full capacity to transact the business in which it presently engages, to own all of the assets that appear on its balance sheet, to sign the Agreement and to perform its obligations hereunder;

9.2                                 the signature of the Agreement and the Phase IB Documents and the granting of the security interests provided for in Article 17 (Guarantee – Security Interest) have, when necessary, been duly authorized by the competent company authorities;

9.3                                 all the rights of and security interests granted to the Banks hereunder rank and will rank at all times at least pari passu in priority with the rights and security interests granted to the Lenders under the Advances Agreement; the Lenders have not been granted nor will be granted any security interest other than those which have been granted or will be granted, from time to time, to the Banks by the Borrowers pursuant to the Agreement;

9.4                                 all necessary administrative authorizations for the construction of the Phase IB Installations have been obtained;

9.5                                 the signature of the Agreement and the Phase IB Documents and its performance of its obligations thereunder do not contravene any provision of its bylaws or any term of any contract or commitment to which it is party or by which it is bound or violate in any way any laws and regulations applicable to it;

9.6                                 the Agreement is, and will remain a legal, valid and binding obligation of such Borrower in accordance with its terms;

9.7                                 the repayment of the principal and the payment of interest, commissions and other fees in connection with the Agreement do not require the approval of any public authority, other than those approvals which have already been obtained;

9.8                                 there are no actions suits or proceedings before any arbitral tribunal, judiciary or administrative court or, to the knowledge of said Borrower, overtly threatened, which could prevent or prohibit the signature or the performance of the Agreement, the Guarantee or the Phase IB Documents, or which could have a material adverse effect on its operations, assets, or financial condition or which could have a material adverse effect on the ability of such Borrower to perform its obligations hereunder or under the Phase IB Documents or, more generally, on the construction and operation of the Phase IB Installations;

9.9                                 to its knowledge, after reasonable inquiry, no event which could have a material adverse effect on its financial condition, which has not been communicated to the Financial Agent in writing, has occurred.

All representations and warranties made in this article 9 must be accurate in all material respects and must remain accurate until the payment or repayment in full of all amounts due to the Banks hereunder.

ARTICLE 10 - COVENANTS

10.1                           Covenants to Inform

Each of the Borrowers hereby covenants and agrees, until such time as all of the loans made by the Banks under the Agreement are repaid in full and all of their other obligations hereunder have been performed:

(A)                              to respect and perform its information covenants provided in paragraph 1 (Information Covenants) of the Covenants:

(B)                                to cooperate with the Expert or the Insurance Advisor in connection with the preparation of the reports which must be prepared pursuant to, as the case may be, the Covenants, any Agreement with the Expert or the Insurance Provisions;  EDL Hotels agrees to bear the costs arising therefrom in accordance with the provisions of the Common Agreement, any Agreement with the Expert, the Agreement with the Insurance Advisor and the Agreement;

(C)                                with respect to any written notice which is officially delivered to the Financial Agent or the Banks in accordance with the terms and conditions of the Agreement, to ensure that:

(a)                                  all tax estimates relating to taxes which are due or become due are established with care on an appropriate basis;

(b)                                 each information as well as any other official report:

(i)                                     is true, accurate and complete in all material respects concerning questions of fact,

(ii)                                  with respect to projections, opinions or estimates, is established in good faith and in accordance with the Accepted Procedures;

(D)                               (a)                                  to ensure that:

(i)                                     the balance sheets, income statements and schedules provided to the Banks in accordance with paragraph 1 (Information Covenants) of the Covenants are established in conformity with French accounting principles, as applied consistently from year to year;

(ii)                                  such financial statements are regular and genuine and provide a true picture of the results of the relevant Fiscal Year or any part thereof;

(b)                                and to inform the Financial Agent of any circumstance or material fact which occurs after the date on which such financial statements were prepared, the non-disclosure of which would cause such financial statements to be misleading;

(E)                                 to provide to the Financial Agent a copy of any official opinion or administrative notice which is material to the construction and operation of the Phase IB Installations which has been sent or received by the relevant Borrower pursuant to any Phase IB Documents;

(F)                                 to provide to the Financial Agent, immediately after the signature thereof, a complete and accurate conformed copy, certified by the manager of the Borrower, of all the Phase IB Documents to which it is a party;

(G)                                as soon as practicable, to furnish to the Financial Agent any information that the Financial Agent, acting on behalf of the Banks, may reasonably request in connection with Phase IB Assets or Phase IB Installations, provided that the Borrowers will have no obligation to provide information to the Financial Agent pursuant to this paragraph if EDL Hotels certifies that, in its opinion, the result thereof would be to disclose confidential information concerning the pricing policy or to disclose technical or operational know-how and such disclosure to competitors would be likely to harm said Borrower; in such a case, the provisions of article 26.4 will apply.

10.2                           Project-related Covenants  Each of the Borrowers covenants and agrees, until all the loans made by the Banks under the Agreement are repaid in full and all of their other obligations hereunder have been performed:

(A)                              to fulfill all of its obligations under the Phase IB Documents;

(B)                                to take all measures that may reasonably be required of said Borrower to enforce all of its rights under the Phase IB Documents;

(C)                                no later than twenty-one (21) days prior to the scheduled effective date for the proposed measure, to provide written notice to the Financial Agent of any proposed modification, amendment, cancellation, or any other measure which could cause the termination of any of the Phase IB Documents or could affect any provision of such documents and, as soon as practically possible, to give notice to the Financial Agent of any event which could cause the termination of any Phase IB Document;

(D)                               to refrain from making, accepting or participating in the implementation of any proposal to modify, cancel or terminate any of the Phase IB Documents or the Master Agreement (in so far as the Phase IB is concerned), unless such modification, cancellation or termination would not have a material adverse effect on the financial condition of said Borrower or on the financial condition of the Banks under the Agreement, or except with the prior written consent of the Financial Agent with respect to the structure and nature of the Phase IB Installations;

(E)                                 to provide to the Financial Agent, as soon as it is signed, a copy of any modification or amendment to any of the Phase IB Documents, the Master Agreement (in so far as it relates to the Phase IB), and of any other agreement or material additional amendment to any of the Phase IB Documents or which is executed pursuant to a Phase IB Document, or of any agreement concerning Phase IB to which said Borrower and one or more Disney Affiliates is a party, and relating to the supply of services, or the grant of a license pertaining to an intellectual property right, by one or more of the Disney Affiliates;

(F)                                 to do its utmost to obtain and maintain all authorizations as may be necessary, from time to time, to comply with and ensure the enforceability of its obligations under the Phase IB Documents, and to fulfill all of the conditions and obligations related to such authorizations;

(G)                                to ensure that the Phase IB Installations are in good operating condition in every material respect and that the repairs, renewals and replacements, including substitutions, of the Phase

IB Installations are carried out without delay, provided that it will have no obligation to replace non-material elements;

(H)                               with respect to insurance:

(a)                                  to insure or cause to be insured all its assets and activities in accordance with the Insurance Provisions;

(b)                                 to comply with all of its insurance obligations as set forth in the Insurance Provisions;

(c)                                  to communicate promptly to all of the relevant insurers (and to any person acting on their behalf) and to the Financial Agent, in accordance with the Insurance Provisions, any material information, statements or notices relating to the insurance policies;

(d)                                 unless authorized to take other action in accordance with the Agreement or the Advances Agreement, upon receipt of any insurance proceeds related to a material loss affecting the Phase IB Assets, to immediately apply such insurance proceeds as set forth below, subject to the provisions of Article 5.3:

(i)                                     either to the partial or full payment of replacement or repair costs;

(ii)                                  or, in the event that such indemnity has not been allocated as set forth above and at the option of EDL Hotels, to the repayment of the Loans and the Advances; such repayment must be made on a pro rata basis and be accompanied, if necessary, by a proportional reduction of the Banks participations under the Loans and the participations of the Lenders under the Advances (unless the Majority Lenders, whose participations in the Tranche B Advances represent at least 60% of the Tranche B Advances, have agreed that such repayment and, as the case may be, such reduction under Tranche B of the Advances does not occur or occurs in a proportion less than the pro rata amount called for above);

and, in each case, to maintain the insurance proceeds in a SCA Designated Account or a SNC Designated Account, as appropriate, until such allocation is made;

(e)                                  to ensure that any insurance proceeds paid or provided to the Security Agent as a result of any indirect loss, any postponement of the day of opening to the public or any operating loss relating to Phase IB is paid into the SNC Loan Account or the SCA Loan Account, as appropriate;

(I)                                    to inform the Financial Agent, promptly, of any action or proceedings brought by, or against, such Borrower in excess of three million euros (€3,000,000) in the aggregate, or related to administrative authorizations granted in connection with the construction or operation of the Phase IB Installations;

(J)                                   (a)                                   to provide written notice to the Financial Agent, promptly upon the receipt thereof by such Borrower, of any notice of default or claim or formal notice, regardless of the source, which could have a material adverse effect on the Borrowers with respect to Phase IB;

(b)                                 unless under an obligation not to do so pursuant to any other provision of the Agreement, to use all of the means available to it which an experienced professional would judge reasonable, necessary or appropriate to cure such breach and to protect and defend the Phase IB Assets against said claim or formal notice, including recourse to attorneys to bring the claim or defend such claim and to contest or have withdrawn such claim or demand or to obtain the discharge of same;

(K)                               to take all measures that may be reasonably required of said Borrower and, subject to prior notice, to allow:

(a)                                  any representative or agent designated by the Financial Agent or the Expert to have access to the Phase IB Assets and to inspect or observe all Phase IB Installation (including its operation) during normal business hours, to the extent that the exercise of said rights is normally called for by such representative or agent pursuant to the Agreement or in connection with the exercise of rights or performance of obligations arising therefrom, provided that said representative or agent will comply with all of the instructions and conditions that EDL Hotels may reasonably impose during such visits;

(b)                                 said representative or agent, upon any request for information, to examine all accounting books, records, software or any other data or information which such request could cover and which is in the possession of said Borrower or to which said Borrower has access;

provided, however, that no Borrower has any obligation to comply with this Paragraph (K) if EDL Hotels certifies that, in its opinion, the result thereof would be to disclose confidential information concerning the pricing policy or to disclose technical or operational know-how which relates to the operation of Phase IB and that such disclosure to competitors would be likely to harm the Borrower; in such event, the provisions of Article 26.4 below will apply;

(L)                                 to maintain, until the Final Maturity Date, all accounting documents and records to enable, upon five (5) Business Days prior notice by the Financial Agent, the verification of the amount and the use of the Phase IB Gross Revenues;

(M)                            to take, at its own expense, all measures and execute all instruments, as may be necessary from time to time, to allow the Security Agent and the Banks to create and maintain the security interests described in Article 17 (Guarantee – Security Interests);

(N)                               to deliver as soon as possible to the Financial Agent, any updates of the Phase IB Development Plan;

(O)                               not to agree to any substantial modification, cancellation or conventional rescission of the Gaumont Construction Lease without having obtained the prior consent of the Financial Agent and the Lenders’ Agent;

(P)                                 not to modify the current Parcel A allocation or use and not to lease, give under a construction lease or finance lease, sell, contribute or otherwise transfer Parcel A, without having obtained the prior consent of the Majority Banks and the Majority Lenders;

(Q)                               to make its best efforts so that any allocation or use of Parcel D is consistent with the Phase IB Installations and their operation;

(R)                                not to agree to any substantial modification, cancellation or conventional rescission of the Convention Centre Construction Lease or the Conference Centre Lease or not to unilaterally rescind the Conference Centre Lease in accordance with its article 19.1 without having obtained the prior consent of the Financial Agent and the Lenders’ Agent, and to communicate to the Financial Agent, upon its execution, the copy of any modification, amendment or complementary act to the Convention Centre Construction Lease or Conference Center Lease;

(S)                                 not to agree to any modification to the TWDC Undertaking without having obtained the prior consent of the Majority Banks and the Majority Lenders.

10.3                           Covenants Related to the Construction Lease Agreements  EDL Hotels and the SNC Borrowers expressly agree that any rentals due and payable under any of the Construction Lease Agreements are subordinate to the prior payment of all amounts then due and payable under the Agreement and the Advances Agreement.

In the event that any SNC Borrower fails to perform its obligations under its Construction Lease Agreement, and such failure has been caused by a default of either Euro Disney S.C.A. under the Development Agreement, or EDL Hotels under the corresponding Crédit-Bail Agreement, EDL Hotels covenants in favor of the Banks and the Lenders that it will not:

(A)          terminate said Construction Lease Agreement;

(B)           proceed with any conservatory or enforcement measure with respect to the property of such SNC Borrower,

(C)           set-off any amounts due to it under any Construction Lease Agreement against amounts due by EDL Hotels under the Crédit-Bail Agreements,

(D)          in general, raise against the Banks or the Lenders under the Agreement or the Advances Agreement any defense based on a breach of the Construction Lease Agreements by the SNC Borrowers.

10.4         General Covenants

Each of the Borrowers covenants and agrees, until all the loans made by the Banks under the Agreement are repaid in full and all of the other obligations arising for said Borrower hereunder are performed, that:

(A)          it will use the amounts withdrawn from its Loan Account only to credit a Designated Account, and will not use the Agreement nor refer to its existence as a guarantee in order to obtain any other credit facility or financing, regardless of the purpose of such credit facility or financing;

(B)           it will give notice to the Financial Agent, promptly upon the occurrence thereof, of any event which constitutes an Event of Default or could constitute an Event of Default after notice or after a time period provided for in Article 13 (Events of default) has elapsed, and will state the facts pertaining to such event;

(C)           it will not contract any indebtedness for borrowed money, without the consent of the Majority Banks and the Majority Lenders, other than:

(a)           indebtedness for borrowed money under the Agreement;

(b)           indebtedness for borrowed money granted by another Borrower;

(c)           loans granted to the SNC Borrowers under the Advances Agreement;

(d)           indebtedness for borrowed money which is granted to it to finance and simultaneously repay the total amount of the Loans and the Tranche C Advances;  or

(e)           indebtedness for borrowed money the interest payments and repayment of principal of which are subordinated to the Loans and Advances; for the purposes of this paragraph, indebtedness for borrowed money will be considered subordinated to the Loans and Advances when:

(i)            the payment of all amounts due under such indebtedness (including prepayment) is, by its terms, subordinated to the prior payment of all amounts then due and payable to the Banks under the Agreement and to the Lenders under the Advances Agreement, and: either (a) the lenders making the loan corresponding to such indebtedness do not have the opportunity to accelerate the amounts due to them under such indebtedness without the prior consent of the Majority Banks and the Majority Lenders, or (b) the repayment terms of said loan depend on the existence of available cash after servicing the Unsubordinated Indebtedness and no repayment is due in the absence of such cash, and the repayment date of the principal of said loan is subsequent to the Final Maturity Date;  or

(ii)           the payment of all amounts then due in connection with said indebtedness (including prepayment) is, by its terms, subordinated to the prior payment of all amounts then due and payable to the Banks under the Agreement and to the lenders under the Advances Agreement, and the Borrowers deliver to the Lenders’ Agent and the Financial Agent a certificate of EDL Hotels reviewed by the Expert establishing that the Unsubordinated Indebtedness Debt Coverage Ratio and the Unsubordinated Indebtedness Annual Debt Coverage Ratio, calculated by taking into account the payment obligations related to such subordinated indebtedness, are equal to or greater than 1.50 and 1.15, respectively, until the Final Maturity Date;

any amount made available to a Borrower as an authorized loan pursuant to this Paragraph (C) will be paid into such Borrower’s Loan Account (with the exception of those amounts set forth in subparagraph (d) above) and may only be used for the repayment set forth in subparagraph (d) or to finance the construction and operation of the Phase IB Assets;

(D)          it will not contract any agreement as tenant under any lease agreement or financial lease whatsoever, except solely in the event that EDL Hotels concludes such agreements with respect to equipment necessary for the construction or operation of the Phase IB Installations, for an annual aggregate pre-tax rental amount not in excess of one million five hundred thousand euros (€1,500,000);

(E)           it will not grant nor suffer to exist any lien on all or part of its assets or revenues other than:

(a)           liens described in Article 17 (Guarantee – Security Interests) of the Agreement and Article 17 (Guarantee – Security Interests) of the Advances Agreement; or

(b)           liens arising by operation of law or from a judicial decision as a result of the normal activity of such Borrower, provided that such liens do not result from the failure of such Borrower to comply with its obligations, that a request for the release of such liens is made promptly by such Borrower before a competent court and that such Borrower pursues the proceedings with diligence in order to obtain the cancellation or release of such liens;

(c)           liens granted pursuant to the normal activity of such Borrower as security for an overall amount not in excess of five per cent (5%) of such Borrower’s net assets, as such net assets appear in the Borrower’s most recent certified balance sheet; or

(d)           liens granted to creditors which have a debt subordinated to that of the Banks under the Agreement and the Lenders under the Advances Agreement or security interests granted to secure the subordinated indebtedness intended to replace the loan granted under the EDL-SCA Loan Undertaking;

provided that (1) notwithstanding the foregoing, EDL Hotels may not grant a mortgage over the Phase IB lands or pledge its business (“fonds de commerce”) without granting the same security to the Banks pari passu to secure the amounts outstanding under the Agreement, and (2) all the liens referred to in subparagraphs (c) and (d) above, affecting an asset or a right which is the subject matter of one of the security interests described in Article 17 (Guarantee – Security Interests) will have a lower priority and will not compete with the security interests granted to the Banks and the Lenders as set forth in Article 17 (Guarantee – Security Interests) of the Agreement and Article 17 (Guarantee – Security Interests) of the Advances Agreement;

(F)           to take all necessary steps to maintain its legal existence and, without limiting the foregoing, to refrain from the following, unless with the prior consent of the Majority Banks and the Majority Lenders:

(a)           filing a request or demand or adopting a resolution to dissolve or, in a SNC Borrower’s case, to participate in a merger;

(b)           in the case of EDL Hotels, merging with any entity, except in the framework of the construction or operation of the Phase IB Installations and provided that EDL Hotels will be the surviving entity after such merger, subject to the conditions set forth hereinafter; and

(c)           in the case of any Borrower, participating in a partial asset contribution, or selling, renting, or otherwise disposing of any significant part of its assets;

each of the transactions described in subparagraphs (b) and (c) hereinabove may nevertheless occur without the prior consent of the Majority Banks and Majority Lenders, and under normal commercial conditions, provided that (i) the SNC Borrowers’ Loans and Advances used to finance the transferred assets have been paid (increased by accrued interest, commissions and indemnifications in connection with said prepayment). Any such repayment must be accompanied by a simultaneous repayment of EDL Hotels’ Loans for an amount pro rata to the amount of the SNC Borrowers’ Loans repaid as compared to the aggregate amount of the SNC Borrowers Loans and, if necessary, in order to comply with the ratios described hereinafter, repayment of a portion of the additional Loans or Advances, (ii) EDL Hotels has purchased or has had purchased the shares of the SNC Borrower in question at the nominal value thereof and (iii) EDL Hotels has provided to the Financial Agent and the Lenders’ Agent a certificate reviewed by the Expert, substantially in the form of the model attached as Schedule VII to the Agreement evidencing that, after the completion of the transaction in question, the Unsubordinated Indebtedness Debt Coverage Ratio and the Unsubordinated Indebtedness Annual Debt Coverage Ratio will be equal to or greater than 1.50 and 1.15, respectively, until the Final Maturity Date. Said additional repayments of the Loans and the Advances will be made on a pro rata basis, unless Lenders whose participations in the Tranche B Advances represent at least sixty percent (60%) of the Tranche B Advances have agreed that the additional repayment under the Tranche B Advances will not occur or will occur in a proportion less than the one resulting from the aforementioned pro rata basis.

For the purposes of this paragraph, the following will constitute a transfer by a Borrower of “a significant part of its assets”:

(i)            any sale or contribution by EDL Hotels to a third party of all or part of the business (“fonds de commerce”) concerning one of the Phase IB Installations; and

(ii)           any sale or contribution by the SNC Borrowers to a third party or the consent by one of the SNC Borrowers to the transfer by EDL Hotels to a third party of its rights under a Credit-Bail Agreement or, with respect to an SNC Borrower, of the ownership of the physical structure (“murs”) of one of the Phase IB Installations or of its rights under its Construction Lease Agreement;

(G)           not to create any subsidiary nor to acquire any participation in any entity or company except in connection with the construction or operation of the Phase IB Installations;

(H)          to ensure that no agreement is entered into with a third party if such agreement contains provisions contemplating the set-off of amounts due to it for a cumulative amount in excess of five per cent (5%) of the net assets of such Borrower, as such net assets appear on the most recent certified balance sheet of such Borrower;

(I)            not to enter into any agreement pursuant to which it acts as guarantor or co-debtor, or becomes responsible for the performance of any commitment whatsoever, other than as provided herein or in the Phase IB Documents;

(J)            to immediately inform the Security Agent in the event that it becomes aware of any mortgage which has been completed or which may be completed prior to the mortgages set forth in Article 17.2(a);

(K)          to comply with the provisions of paragraphs 2 “Financial Covenants”, 3 “Investment”, 4 ”Other Indebtedness”, 5 “Market Transactions” of the Covenants, it being noted that the authorizations or waivers that must be granted to the Borrowers pursuant to the said paragraphs will be granted in accordance with provisions of article 3 of the Common Agreement.

ARTICLE 11 - UNFORESEEN CIRCUMSTANCES

11.1         If, following a new legislative or regulatory provision or any other mandatory administrative measure or a new interpretation of any legislative or regulatory provision from a competent authority, one or more Banks are subject to any tax treatment or banking or other regulation which results in an increase in the expenses related to the Agreement or which results from said Bank(s)’ participation in any Loan, such as, for example, an increase in mandatory reserves, the taxation of the balance or any other measure which may reduce the net remuneration received by said Bank(s), the following provisions will apply:

(A)          the Bank in question must immediately inform the Financial Agent in writing; the Financial Agent must then in turn immediately so inform each of the Borrowers. This written notice must set forth the estimated amount of the cost increase or of the remuneration reduction resulting therefrom, as well as all supporting documentation therefor;

(B)           the Bank in question, with the consent of the Financial Agent, must attempt to transfer its rights and obligations arising under the Agreement to one or more of its branches or subsidiaries or to one or more other Banks which have not been so affected by the occurrence of said circumstances, provided that such a transfer does not result in additional costs or other unfavorable circumstance for the Bank in question or for the Borrowers;

(C)           if such a transfer is not possible, the Borrowers, the Bank in question and the Financial Agent must immediately attempt to find a solution which will allow the difficulties caused by said circumstances to be resolved in the spirit of cooperation under which the Agreement has been concluded;

(D)          if no solution is found within thirty (30) days following the receipt by the Borrowers of the notification described in paragraph (A) above, the Borrowers in question must:

(a)           either request that the Bank in question continue its participation while undertaking, however, to assume the additional costs which the Bank in question is forced to bear, effective from the date on which the Financial Agent forwarded to the Borrowers the notice of the Bank in question described in paragraph (A) above; or

(b)           during the course of the seven (7) Business Days following the last day of said period of thirty (30) days, repay all of the amounts then due to the Bank(s) as principal, interest and commissions increased, as appropriate, by any expenses or fees borne by the Bank(s) as a result of said prepayment.

11.2         The provisions of Articles 11.1(A), (B), (C) and (D)(b) will also apply in the event that one or more

Banks have been subject to any measure the result of which is to render their participation in the Agreement illegal.

In such event, the Bank in question will be freed from its obligations immediately effective on the date of notice provided to the Financial Agent regarding said illegality. The obligations of said Bank under the Agreement will be terminated upon the expiration of the period of thirty (30) days set forth in paragraph (D)(b) above and, in any event, as provided for by law.

ARTICLE 12 - PAYMENTS

12.1         Any principal, interest, commission, expense or ancillary payment which must be made by a Borrower or by the Guarantor, as the case may be, under the Agreement must be made in immediately available funds to the Financial Agent’s account at CALYON (for which the Financial Agent will provide the precise information), or to any other account for which the specific information is provided by the Financial Agent, before 11:00 a.m. (Paris time) on the payment date under reference “CALYON - € 121 millions”.

12.2         All payments due under the Agreement and received by the Financial Agent on behalf of the Banks will be distributed on the value date of the receipt thereof by the Financial Agent, pro rata in accordance with the participation of the Banks in the total Loans amount.

12.3         Any payments provided for under the Agreement must be paid in such a manner so that the funds are available on the date fixed for the payment thereof.

12.4         Any principal, interest, commission, expense or ancillary payment which does not fall on a Business Day will be made on the following Business Day.

12.5         The interest and receipts from loans made outside of France by any Borrower pursuant to the Agreement (i.e., by Banks which are located for tax purposes or which have their registered office outside of France or Banks which are institutions or branches of French companies but are located abroad if their income is taxed in the country in which they are located) will be exempt from the withholding provided for in Article 131 quarter of the General Tax Code.

12.6         The Borrowers will not be required to execute any withholding of French taxes on the income from loans made under the Agreement by Banks located in France.

12.7         The payment of any amount due by a Borrower or by EDL Hotels in its capacity as Guarantor pursuant to the Agreement will be made net of any taxes, withholding, duties or deduction of any nature whatsoever, whether present or future.

In the event that under a new legislative or regulatory provision, the payment of interest or any other sum gives rise to a deduction or any tax, withholding or duty whatsoever, the Borrower in question must:

(A)          increase the amount to be paid in such a manner so that, after said deduction, tax, withholding or duty, the Banks in question will receive the exact amount of the payment due thereto; or

(B)           repay in advance that portion of the Loans, increased by any accrued interest which gives rise to said deduction, tax, withholding or duty to the greatest extent possible prior to the entry into force of the new legislative or regulatory provision.

The Borrower in question will inform the Financial Agent for the purposes of the distribution to the Banks in question of any receipts or other documents which demonstrate the payment of said taxes, withholdings or duties to the extent that it is possible to obtain such receipts or such other documents.

ARTICLE 13 - EVENTS OF DEFAULT

13.1         Upon the occurrence of one or more of the following events, each of which constitutes an Event of Default, regardless of the Borrower in question:

(A)          a Borrower defaults on the payment when due of principal or interest pursuant to the Agreement for more than five (5) Business Days after the due date of payment;

(B)           a Borrower defaults on the payment when due of any commissions, fees and ancillary payments pursuant to the Agreement, and said default continues unremedied more than fifteen (15) Business Days after notice thereof requesting that such default be remedied has been given to such Borrower by the Financial Agent or the Security Agent;

(C)           any breach or non-performance of material terms or covenants contained in the Agreement, and said breach or non-performance continues unremedied (in the event that it can be remedied) for a period of thirty (30) days after notice thereof requesting that such breach or non-performance be remedied has been given to the relevant Borrower by the Financial Agent;

(D)          a representation made by a Borrower in the Agreement, in the Phase IB Credit Amendment and Restatement Agreement, or in any certificate, report, instrument or opinion delivered or signed pursuant to the Agreement or to the Phase IB Credit Amendment and Restatement Agreement, proves to be inaccurate in any material respect on the date as of which made or deemed to be made, or ceases to be accurate after any such dates, and said inaccuracy will continue unremedied for a period of thirty (30) days after notice thereof requesting that said inaccuracy be remedied has been given to the Borrower in question by the Financial Agent;

(E)           a Borrower defaults on the payment when due of any principal or interest under the other debt incurred or guaranteed by said Borrower other than debt subordinated to the Loans and the Advances complying with the conditions set forth in subparagraph (i) of Article 10.4(C)(e) equal to or in excess of an aggregate amount of one million five hundred thousand euros (€1,500,000) with respect to all the SNC Borrowers, and seven million five hundred thousand euros (€7,500,000) with respect to EDL Hotels;

(F)           except for the case provided for in paragraph (E) above, any breach or event of default, as defined in any contract or instrument related to any existing or future debt of a Borrower or guaranteed by said Borrower, of an amount equal to or in excess of one million five hundred thousand euros (€1,500,000) with respect to an SNC Borrower, and seven million five hundred thousand euros (€7,500,000) with respect to EDL Hotels, occurs and is the subject of a notice by the creditor or creditors in question or results in the acceleration of said debt or constitutes a ground for calling said guarantee (unless the existence of said breach or event of default, the payability of such debt or the merits of calling the guarantee, as the case may be, are being contested in good faith by said Borrower and said claim is promptly brought before a competent court, in which case the existence of said breach or event of default, the default in the payment of said debt or the failure to honor said guarantee, as the case may be, will not constitute an Event of Default until said claim will have been finally settled by a court decision);

(G)           an SNC Borrower defaults in the payment when due of principal or interest under the Advances Agreement within the time periods (including possible grace periods which may apply) provided for in that agreement;

(H)          subject to the provisions of Article 10.4 (E), a Borrower grants any security interest to secure any present or future debt, without the prior consent of the Majority Banks;

(I)            a Borrower is dissolved, liquidated or ceases its activities, unless the debts of said Borrower have been repaid in full or expressly and simultaneously assumed and guaranteed, with the prior consent of the Majority Banks, by Euro Disney Associés S.C.A. or by one of its subsidiaries with the guarantee of the latter;

(J)            the Guarantee ceases to be in full force and effect or the performance of the obligations thereunder becomes unlawful for any reason, or EDL Hotels fails to perform any of their obligations under the Guarantee;

(K)          one of the Borrowers or the Guarantor requests the appointment of a conciliator under article L. 611-3 and following of the Commercial Code, enters into an amicable arrangement with its creditors, is subject to a judicial decision to liquidate such Borrower or to sell all of the enterprise, or admits its inability to pay its debts;

(L)           any final or immediately enforceable judgement for the payment of money in excess of one million five hundred thousand euros (€1,500,000) is rendered against a Borrower and said judgement remains unenforced for a period in excess of thirty (30) days after the payment date required thereby;

(M)         one of the Borrowers is subject to a nationalization or expropriation measure concerning the Phase IB Installations which it operates, in the case of EDL Hotels, or which it has built, in the case of an SNC Borrower;

(N)          a Phase IB Document ceases to be in full force and effect or the performance of the obligations thereunder becomes unlawful, or any of such documents are terminated (other than on their contractual termination date) and, as a result thereof, the ability of the Borrower to perform its obligations under the terms of the Agreement is compromised;

(O)          a Borrower breaches provisions of a law or allows the non-compliance with any mandatory regulation concerning the construction, safety, maintenance or operation of the Phase IB Installations, or fails in a material respect, or authorizes its co-contractor to fail in a material respect, to perform its obligations under any of the Phase IB Documents, or said co-contractor fails in a material respect to perform any of its obligations and as a result thereof the ability of the Borrower to perform its obligations under the Agreement is compromised;

(P)           Euro Disney S.C.A. (a) ceases (i) holding the number of shares of Euro Disney Associés held on the Restatement Date, or (ii) at least two thirds of the share capital of the Operating Company or (iii) at least ninety seven percent (97%) of Euro Disney Commandité S.A.S. (b) ceases being listed on the Paris stock market (Bourse de Paris) except as a result of a de-listing initiated by the market authorities, (c) carries out a business activity different from those of (i) holding its interest in Euro Disney Associés and Euro Disney Commandité SAS, (ii) making available to Euro Disney S.C.A. its cash surplus in accordance with paragraph 7 of the Covenants, (iii) providing administrative services to Euro Disney Associés, and (iv) remaining a party under the agreements not having been transferred pursuant to the Contribution Agreement or (d) modifies its corporate purpose or its fiscal year as compared to those provided for in the bylaws amended by its shareholders’ extraordinary general meeting convened notably to decide on the Contribution.

(Q)          the manager or limited partner of EDL Hotels ceases to be a Disney Affiliate, or the management of the Phase IB Installations ceases to be entrusted to a Disney Affiliate;

(R)           any of the insurance policies described the Insurance Provisions is terminated or modified without the consent of the Majority Banks to the extent that, as a result thereof, the risk of the Banks under the Agreement is increased;

(S)           one of the mortgages referred to in section 17.2 (A) (a) of the Agreement cannot be maintained as a first priority mortgage because the existence of a contractual, statutory or judicial mortgage comes to light, which takes precedence over the registrations made; and, in the case of a statutory or judicial mortgage, the SNC Borrowers cannot substantiate to the Security Agent that they obtained the release of this mortgage within fifteen (15) Business Days of receiving notice from the Security Agent that they must secure the release of said mortgage; or any of the security interests set forth in Article 17 of the Agreement become inoperative or their value is diminished as a result of an act of the Borrowers;

(T)           Euro Disney Associés S.C.A. fails to perform its obligations under the EDL-SCA Loan

Undertaking ;

(U)          the operation of the Phase IB Installations is abandoned or the Phase IB Installations are completely destroyed;

(V)           a judicial receiver is appointed for a significant part of the Phase IB Assets or the attachment or seizure of a significant part of the Phase IB Assets, unless the Borrower in question has promptly filed a request for the annulment thereof before a competent court and such request is followed by an annulment or renunciation within a normal time period;

(W)         an SNC Borrower modifies its form or corporate purpose or EDL Hotels modifies its corporate purpose in a significant manner and without the consent of the Majority Banks;

(X)          EDL Hotels amortizes its share capital, or the net worth of EDL Hotels becomes less than half of its share capital and such situation is not remedied during the time period provided by law or EDL Hotels prepays any part of the loan granted pursuant to the EDL-SCA Loan Undertaking and the amount so prepaid is not replaced by the proceeds of another subordinated debt of the same amount (with the same provision applying to the latter debt) or EDL Hotels prepays the subordinated loan the initial amount of which is FRF 465,000,000 granted by Euro Disney S.C.A. on March 25, 1991;

(Y)           breach or default by one of the Borrowers, by Euro Disney S.C.A., by Euro Disney Associés S.C.A., by Euro Disneyland S.N.C. or by one of the Subsidiaries of their commitments and obligations under the Common Agreement and the documents referred to in the Common Agreement and in the Phase IB Credit Amendment and Restatement Agreement;

(Z)           the provisions of the bylaws of Euro Disney Associés S.C.A. relating to the Management Fees, the Remuneration Agreement, the Technical and Administrative Assistance Agreement, the loan agreement between Euro Disney S.C.A. and Euro Disneyland S.N.C. dated August 10, 1994, as modified by amendment n°1 dated September 30, 1999, the EDL-SCA Loan Undertaking, the ED SCA-EDL Hotels Loan, the EDL Hotels Loan Agreement, any Disney Undertaking, the Euro Disney SAS Undertaking, the Standby Revolving Credit Facility, the Standby Revolving Credit Supplemental Agreement, the New Revolving Credit Facility, the CDC Loan Agreements, the CDC Second Park Agreements, any CDC Subordinated Long Term Debt Agreement, the License Agreement, the License Supplemental Agreement, the Conference Centre Lease, the Centre Lease Supplemental Agreement or the Funds Agreement is modified (except where the modifications concern a point of no material significance and have received the prior approval of the Credit Agent, such approval. not to be unreasonably refused), or ceases to be valid or is not respected by Euro Disney S.C.A., by Euro Disney Associés S.C.A., by TWDC, by the Disney Affiliated Company concerned or by the company which will be substituted to TWDC;

(AA)       TWDC ceases at any time to hold, directly or indirectly, such number of paid-up shares set out below:

(1)           until December 31, 2016, the number of shares which represents at least thirty-nine percent (39%) of the share capital of Euro Disney S.C.A.;

(2)          at least one share of Euro Disneyland S.N.C.; and

(3)           at least ninety seven percent (97%) of (a) the share capital of the limited partner (associé commandité) of Euro Disney S.C.A., (b) of two of the limited partners of Euro Disney Associés S.C.A, (c) of one manager (“gérant”) of Euro Disney Associés S.C.A. (d) of one gérant of Euro Disney S.C.A., or (e) of one gérant of Euro Disneyland S.N.C.;

(AB)       an event of default, as defined in any contract or deed relative to a loan indebtedness of Euro Disney Associés S.C.A. or Euro Disneyland S.N.C. resulting from a payment default in an amount of at least seven millions five hundred thousand euros (€7,500,000) occurs and allows the debt to be declared immediately due and payable unless said event of default be remedied within any applicable grace period allowed to remedy said default, or the acceleration of any Euro Disney S.C.A. or Euro Disneyland S.N.C. loan is declared by the relevant lender or lenders;

(AC)       any one of the ratios set out in paragraph 2 of the Covenants is not respected during a Fiscal Year N, it being agreed that in such case the Financial Agent may not give notice that an event of default has occurred until January 30 of the Fiscal Year N+1, or, in the event of a change in the accounting rules and principles, until February 28 of the Fiscal Year N+1; provided that the non-performance has been cured pursuant to the following conditions and deadlines:

Euro Disney S.C.A. or Euro Disney Associés shall be able to restore the amount, as the case may be, of the DSCR or of the Forecast DSCR, due to, either through (i) new money by way of shareholders’ equity or Subordinated Indebdtedness of Euro Disney Associés or (ii) forgiveness of debts (with or without a “return to better fortune” clause (“clause de retour à meilleure fortune”)) or payment deferrals, in each case, allowing payments only after the date on which all amounts due (in principal and interests) under the CDC Second Park Loan Agreements and the CDC Subordinated Long Term Debt Agreements have been fully paid and been the subject of subordination agreement to be entered into with CDC (the “Restoration Amount”).

The Restoration Amount (which will be added to the numerator in the calculation of the DSCR and Forecast DSCR) will be the higher of:

(i)      the amount of the Restoration Amount having the effect of restoring the DSCR, and

(ii)    the Restoration Amount having the effect of restoring the Forecast DSCR.

Euro Disney Associés’ cash balance will have fully benefited from the Restoration Amount at the earliest on June 30 of Fiscal Year N and at the latest on January 30 of Fiscal Year N+1 or, in the event of a change in the accounting rules and principles, on February 28 of Fiscal Year N+1.

(AD)       breach or non-performance by EDL Hotels or one of the SNC Borrowers of the covenants set forth in paragraphs (O), (P), (R) and (S) of article 10.2 of the Agreement.

(AE)        Euro Disney Associés S.C.A repays to any or all of its shareholders a contribution premium (“prime d’apport”) resulting from the Contribution and which is recorded in Euro Disney Associés S.C.A.’s accounts (compte comptable du plan comptable général n° 104 “primes liées au capital”) for a minimum amount of € 122.2 millions.

(AF)        Euro Disney Associés SCA makes any payment under the Royalties and Management Fees in respect of any of the three quarters from January 1 to September 30, 2003 contrary to the terms of the letters dated March 28, 2003 sent respectively by The Walt Disney Company (Netherlands) B.V. and by Euro Disney S.A. to Euro Disney S.C.A.;

(AG)       Euro Disney Associés S.C.A. makes, before January 1, 2017, a payment, whether in principal or in interests, of any amount of Royalties or Management Fees deferred in respect of Fiscal Years 2005 to 2014 and transformed into a Subordinated Long Term Debt, pursuant to the terms of the letter referred to in (ii) of the definition of the License Supplemental Agreement, and of the agreements referred in to (ii) of the definition of the Remuneration Agreement;

(AH)       Euro Disney Associés S.C.A. modifies the conditions attached to the definition of the Subordinated Long Term Debt as they are provided in the letter referred to in (ii) of the definition of the Supplemental License Agreement, in the agreements referred in to (ii) of the definition of the Remuneration Agreement and in the provisions relating to the interests in the CDC Second Park Agreements;

(AI)         Euro Disney Associés S.C.A contracts a debt towards Euro Disney S.C.A. without respecting the following conditions:

(i)            the sum of all remuneration including commissions, interest, bonuses, or any other remuneration paid to Euro Disney S.C.A. will not exceed 3 months EURIBOR less 50 basis points per annum; in the event of any change in the tax rules and regulations which are currently applicable resulting in tax deductibility of interest relating to the cash advances to Euro Disney Associés S.C.A. no longer being satisfactory, the parties shall enter into discussions and shall use their best endeavours so as to agree on new terms and conditions allowing the interest relating to such advances to be satisfactorily deductible from a tax point of view.

(ii)           in the event of liquidation, any repayment of the partner’s advance shall be subordinated to the introductory payments of the totality of the amounts due under the Financing Agreements, the CDC Second Park Agreements, and the CDC Subordinated Long Term Debt Agreement;

(ii)           moreover, with respect to the partner’s advance granted pursuant to the Cash Agreement, Euro Disney S.C.A. will be entitled to request repayment if and to the extent necessary to cover the payment of its costs and expenses, and up to the € 5 million cap applicable to its annual operating budget (which may vary, after the Financial Year 2005, in accordance with the annual inflation rate) net of any income (including the dividends in respect of the Financial Year N-1 and other payments)

(iv)          the repayment flows shall be structured in such way that Euro Disney S.C.A’s cash and cash equivalents account is always less than €1,000,000;

(AJ)       (a)             Euro Disney Associés S.C.A. makes a payment under the interests payable to CDC on December 31 following the closing of each of 2005 to 2014 included but that must be deferred under a Fiscal Year accounting for the Performance Indicator of the Fiscal Year in question, pursuant to the terms of the CDC Second Park Agreements

(b)           Euro Disney Associés S.C.A. makes a payment, whether in principal or in interests, under the interests deferred accounting for the Performance Indicator of the Fiscal Year in question and transformed into Subordinated Long Term Debt pursuant to the terms of the CDC Second Park Agreements and the CDC Subordinated Long Term Debt Agreements

(c)           Euro Disney Associés S.C.A. to makes a payment under the interests deferred owed to CDC under the years 2001 and 2003 otherwise than pursuant to the conditions relating to Tranche E stipulated in the CDC Second Park Agreements;

In the event of any such Event of Default, and so long as such Event of Default continues, if the Majority Banks so requests, the Financial Agent will, by notice to the Borrowers, declare all the Loans, as well as any accrued and unpaid interest on such amounts, immediately due and payable, whereupon such Loans, as well as any accrued interest incurred on such amounts, and all other sums due under the Agreement, will become immediately due and payable without any formal notice or other notice.

13.2         In the event that amounts due to the Banks under the Agreement are accelerated pursuant to this Article, each Borrower will, in addition, indemnify each of the Banks from and against all direct expenses and all losses which each of the Banks has sustained by reason of the liquidation or re-use of deposits from third parties required to finance all or part of such amounts, and will compensate each of the Banks for all reasonable expenses incurred as a result thereof, including attorneys’ fees.

Each Bank will prepare and deliver to the Financial Agent, for transmittal to each of the Borrowers, a certificate setting forth the calculation of the amount of such expenses, and this calculation will be final and binding, absent a material error.

ARTICLE 14 - LATE PAYMENT INTEREST

In the event of a default in payment when due by a Borrower of any principal, interest or other amount due under the Agreement, and without prejudice to any other rights which the Banks may have under the Agreement, said amount will bear interest, to the extent permitted by law, for each day beginning on the due date and ending on the actual payment date, inclusive, at the rate determined by the Financial Agent as being one percent (1%) per annum over the EONIA rate, increased by the applicable Margin, as a matter of law and without any formal notice thereof.

The Financial Agent must immediately inform the Borrower in question and the Banks of the rate and the amount of the late payment interest calculated in accordance with the above provisions which, except in the event of material error, will bind the parties.

The payment of a late payment interest may be requested at any time by the Financial Agent and will not imply the granting of a payment deferral or result in the waiver of any right of the Banks whatsoever arising under the Agreement.

Late payment interest must be paid in euros.

Interest at the contractual rate, like late payment interest, will be compounded as soon as it has been due for a full year.

ARTICLE 15 - COMMISSIONS

15.1         The Financial Agent’s commission and the Security Agent’s commission have been the subject of separate letters between the Borrowers, the Financial Agent and the Security Agent. The Borrowers hereby agree to pay said commissions in accordance with the terms and provisions set forth in said letters.

ARTICLE 16 - EXPENSES

16.1         The Borrowers hereby agree to pay the Financial Agent on behalf of the Banks the amount of any loss suffered by any Bank as a result of:

(A)          prepayment in accordance with Article 11 (Unforeseen Circumstances) of the Agreement or as a result of the occurrence of any Event of Default;

(B)           generally, any repayment which occurs on a date other than an Interest Payment date.

Said losses will be calculated as the difference between:

(a)           the interest which would have been received by the relevant Bank during the remainder of the relevant Interest Period, if the Borrowers had not prepaid; and

(b)           the actual payment receipt by the relevant Bank following the reuse of the funds during the remainder of that Interest Period, as such payment is demonstrated by the Bank.

Such difference, if any, will be increased by the total expenses incurred by said Bank to interrupt its refinancing, in such a manner so that these expenses will be in all events limited to one-eighth of a percent (1/8th %) per year of the prepayment amount described in (A) and (B) above for the period remaining to run of the Interest Period in question, provided that these expenses are demonstrated by said Bank.

16.2         Each of the Borrowers hereby agrees to indemnify each Bank, the Financial Agent and the Security Agent, upon the presentation of proof thereof, for any losses or expenses (including legal expenses, fees and counsels’ expenses) which are reasonably incurred by each of them to enforce the obligations of each of the Borrowers arising under the Agreement or to enforce the security interests described in Article 17 (Guarantee – Security Interests) below.

16.3         Any expenses incurred by the Banks for the preparation, negotiation and signature of the Agreement will be paid to the Financial Agent by the Borrowers upon presentation of evidence thereof, up to a limit determined by separate agreement.

16.4         The Borrowers shall pay any stamp and registration duties, taxes or similar expenses which may be due as a result of the signature or performance of the Agreement or as a result of the creation of the security interests provided for in Article 17 (Guarantee – Security Interests), and will indemnify the Banks, the Financial Agent and the Security Agent for any consequences of delay or failure to pay said duties, taxes and expenses, if any.

ARTICLE 17 - GUARANTEE - SECURITY INTERESTS

17.1         Guarantee

EDL Hotels guarantees, jointly and severally, the payment or repayment of all amounts due hereunder by the SNC Borrowers, pursuant to the terms of the Guarantee.

17.2         Security Interests

The performance of the obligations of the Borrowers under the Agreement is secured by the following security interests:

(A)          Mortgages

(a)           As security and guarantee for the payment and repayment of all amounts due to the Banks under the Agreement by the SNC Borrowers and EDL Hotels, the SNC Borrowers, acting as joint and several in rem guarantors with respect to the obligations of EDL Hotels and such in rem guarantee being limited to the proceeds obtained from the enforcement of the security interests in the assets which are mortgaged as set forth below, the SNC Borrowers, acting jointly and severally, have agreed to grant to the Banks a first priority mortgage on the following rights and real property:

(i)            the in rem rights arising under the Construction Lease Agreement granted to each SNC Borrower over the land included in Phase IB which is the subject of said Construction Lease Agreement; and

(ii)           all buildings (“immeubles par nature”) which are being or will be constructed on such land together with all rights and the associated buildings attached thereto, as well as all real property (“immeubles par destination”) attached thereto, provided that:

(i’)           each of the SNC Borrowers will grant to each of the Banks two registrations:

•              the first registration will secure its commitments as principal debtor; the principal secured thereby is a total amount of three hundred fifty million six hundred thirty-two thousand seven hundred thirty-nine euros (€350,632,739) plus an amount for related expenses evaluated at five percent (5%) of such principal, i.e., seventeen million five hundred thirty-one thousand six hundred thirty-six euros (€17,531,636);

•              the second registration will secure its commitments in its capacity as joint and several in rem guarantor of EDL Hotels under the SCA Credit and under the Additional Credit; the principal amount secured thereby is a total amount of sixty million nine hundred seventy nine thousand six hundred and six euros (€60,979,606) plus an amount for related expenses evaluated at five percent (5%) of such principal, i.e., three million forty eight thousand nine hundred eighty euros (€3,048,980);

(ii’)          such first priority registrations are on an equal basis with the security interests which are granted in favor of the Lenders under the Advances Agreement to secure the amounts due under Tranche C of the Advances;

as a result, any order or distribution of sales proceeds related to the mortgaged assets will be applied pro rata among the Banks and the Lenders according to the amounts that the Banks and the Lenders, respectively, have then outstanding, and any insurance proceeds paid by companies who insure or will insure the Phase III Assets and the Borrowers’ activities, in the event of a loss, will be applied pro rata among the Banks and the Lenders according to the amounts that the Banks and the Lenders, respectively, have then outstanding.

(b)           Under the terms and conditions of the instruments creating the mortgages set forth in the Convention sur le Rang, it is formally agreed that the holders of the above registrations will have no right to exercise their rights arising from such registrations individually, and in particular the right to seize property; any enforcement measure will be taken by a decision of the Majority Banks or Lenders of which the total of the participation in the Loans and the Tranche C Advances is equal to at least sixty percent (60%) of the Loans or Advances under Tranche C.

Upon the occurrence of a transfer of all or part of the outstanding amounts or a total or partial subrogation, the above provisions will continue to be binding in the same manner and under the same conditions.

Consequently, a transferor or subrogated creditor will have no right to exercise individually any of the rights arising under the mortgages which it may have acquired pursuant to such transfer or subrogation.

The SNC Borrowers, acting as joint and several in rem guarantor, hereby waive the right to contest and raise any defenses (“bénéfice de discussion et de division”) and to rely in any manner on the provisions of Article 2039 of the Civil Code, and hereby agree to refrain from exercising any of their subrogation rights with respect to EDL Hotels until all amounts due to the Banks under the Agreement and to the Lenders under the Advances Agreement will have been paid in full.

In the event the registration period of any mortgage referred to in the present Article is likely to expire before the Final Maturity Date, the Borrowers already expressly, irrevocably and firmly agree to renew the mortgage registration until the Final Maturity Date (increased by two years), at the expense of EDL Hotels which undertakes to it, and at the Financial Agent’s first request, who may make it at any time. Any renewal referred to in the present paragraph shall be made at the mortgages registry office having jurisdiction at the latest three months before its expiration date.

(B)           Insurance Company Assignment (“délégation”):

an assignment by the Borrowers in favor of the Security Agent on behalf of the Banks and the Lenders with respect to each insurance policy taken out with insurance companies and set forth in the Insurance Provisions; the Security Agent must immediately credit to the SCA Loan Account or to the SNC Loan Account, as the case may be, the receipts from any insurance payments which have been paid thereto under the insurance company assignment or for any other reason;

(C)           Assignment (“délégation”) of EDL Hotels and the Leasing Companies:

an assignment by EDL Hotels in favor of the Banks and the Lenders with respect to the Credit-Bail Agreements;

(D)           Pledge of Bank Accounts and Authorized Investments:

a pledge in favor of the Banks and the Lenders of the Loan Accounts, the Designated Accounts and the SCA Subordinated Loan Designated Accounts, as well as the Authorized Investments, pursuant to the terms and conditions set forth in Article 7 (Provisions concerning the loan accounts and the designated accounts), the SNC Borrowers, acting as joint and several in rem guarantors for EDL Hotels up to an aggregate amount equal to the proceeds arising from the enforcement of the pledges of the SNC Loan Account and the SNC Designated Accounts; and

(E)           Pledge of the Receivables

a pledge in favor of the Banks and the Lenders of all receivables of the SNC Borrowers which arise or may arise from the Development Agreement, pursuant to a pledge instrument dated March 25, 1991, the SNC Borrowers, acting as joint and several in rem guarantor for EDL Hotels up to an aggregate amount equal to the proceeds resulting from the enforcement of this pledge.

17.3         Enforcement of the Security Interests and the Guarantee

In the event that the Borrowers default in the payment of any amount under the Agreement when due, the Banks hereby instruct the Financial Agent to proceed with the enforcement of the Guarantee to cover such amount at the time of such default, unless notice to the contrary is provided by the Majority Banks.

In the event that the Borrowers default in the due performance of any obligation under the Agreement, the Banks may enforce the security interests described in Article 17.2 (Security Interests). Said enforcement will be exercised by the Security Agent based on a decision of the Majority Banks, notification of which will be provided to the Borrowers by the Security Agent. However, the Majority Banks may only reach a decision to enforce the mortgages prior to the Final Maturity Date if the amounts due under the Agreement have been declared accelerated and due and payable in conformity with Article 13 (Event of Default).

17.4         Order of Enforcement of the Security Interests

The security interests will be enforced in the following order:

(A)          enforcement of the pledges;

(B)           enforcement of the mortgages;

provided, however, that:

(a)           the Majority Banks may decide to enforce only certain security interests and will have no obligation to enforce simultaneously all of the security interests;

(b)           the other security interests may be enforced independently of or simultaneously with the enforcement of the Guarantee; the decision to enforce the Guarantee will belong to the Financial Agent, unless the Majority Banks have given instructions to the contrary; and

(c)           the other security interests (other than the mortgages which may only be enforced in accordance with the provisions set forth in Article 17.3 (Enforcement of the Security Interests and the Guarantee)) and the Guarantee may be enforced regardless of whether the Loans have been accelerated.

17.5         Sharing among the Banks and the Lenders

The amounts that the Banks and the Lenders have outstanding under the Agreement and the Advances Agreement, respectively, will enjoy the same priority with respect to the proceeds generated from the enforcement of the security interests; no amount outstanding due to the Banks will have a higher or lower priority with respect to amounts outstanding due to the Lenders, and vice versa, provided however that, with respect to Tranche B of the Advances, the Lenders will not be secured by the mortgages described in Article 17.2 (Security Interests).

17.6         Distribution among the Banks and the Lenders of the Amounts Generated from the Enforcement of the Security Interests other than the Mortgages

The amounts generated from the enforcement of the security interests, other than the mortgages and the proceeds resulting from the enforcement of the Guarantee, will be distributed in the order set forth in Article 8 (Order to Allocate the Amounts Received by.-the Financial Agent - Distribution to the Banks) and divided among the Banks and the Lenders as follows:

(A)          the portion of the amounts available for fees, costs, and remuneration described in Article 8 (Order to Allocate the Amounts Received by.-the Financial Agent - Distribution to the Banks) will be distributed on a pro rata basis between the Banks and the Lenders in accordance with the amount owed to each of the Banks and the Lenders under the Loans and the Advances;

(B)           the portion of amounts available for the payment of interest on overdue amounts will be distributed as set forth in paragraph (D) below;

(C)           the portion of amounts available for the commissions due hereunder will be distributed pro rata according to the amounts of the same nature due under the Loans and the Advances respectively;

(D)          the portion of amounts available for the payment of interest at the contractual rate or any amounts which may be due to the Banks under Articles 11 (Unforeseen Circumstances) or 16.1, will be distributed between the Banks and the Lenders pro rata with respect to the amounts of same nature due under the Loans and the Advances, respectively; and

(E)           the portion of the amounts available for the repayment of principal amounts due will be distributed among the Banks and the Lenders pro rata according to their respective principal amounts due under the Loans and the Advances.

17.7         Allocation of the Proceeds Generated by the Enforcement of the Mortgages

The amounts generated by the enforcement of the mortgages as described in Article 17.2 (Security Interests) above will be distributed among the Banks and the Lenders in the order set forth in Article 17.6 (Distribution between the Banks and the Lenders of the Amounts Generated from the Enforcement of the Security Interests other than the Mortgages), provided that such distribution will be made pro rata with respect to the respective amounts of the same nature due under the Loans, on the one hand, and under Tranches A and C only of the Advances, on the other hand.

SECTION IV - AGENTS

ARTICLE 18 - FINANCIAL AGENT

18.1         Each of the Banks hereby irrevocably authorizes the Financial Agent to take all measures and exercise all powers in performance of the Agreement on its behalf which are expressly provided for or delegated to the Financial Agent pursuant to the Agreement.

The directors, management and employees of the Financial Agent will in no way be liable to the Borrowers, the Guarantor or the Banks which are parties to the Agreement, except in the event of serious misconduct or fraud.

18.2         The Financial Agent will not be liable to the Borrowers or the Banks, except in the event that the Financial Agent breaches its express obligations under the Agreement.

In addition, the Financial Agent will not be liable:

(A)          for any action taken or action which it did not take in fulfillment of the Agreement or as a result hereof, except in the event of serious misconduct or fraud;

(B)           for the validity or enforceability of the Agreement or any Phase IB Document, for the accuracy of the representations made in the Agreement or for the control over the successful fulfillment of any of the provisions hereof by any of the Borrowers;

(C)           with respect to the Borrowers, in the event of default by the Banks in the fulfillment of any of their obligations arising under the Agreement, with respect to the Banks, in the event of default by any of the Borrowers in the fulfillment of its obligations arising under the Agreement.

18.3         The Financial Agent may rely upon any document which it believes to be authentic or which is signed by an individual or individuals duly authorized therefor and upon any communication from the Reference Banks which it believes has been made by an authorized individual and, with respect to legal issues, it may rely on the opinions of its legal advisers.

18.4         Each Borrower will reimburse the Financial Agent for all expenses reasonably incurred by the Financial Agent as a result of the exercise or the protection of any rights of the Banks arising under the Agreement, including the fees and expenses of legal advisers, after having informed the Borrower in question prior thereto. In the event that a Borrower or the Guarantor defaults in the fulfillment of this obligation, each Bank will pay to the Financial Agent a portion of these expenses in proportion to its share of the total amount of the Loans.

18.5         With respect to its participation in the Loans, the Financial Agent will have the same rights, powers and obligations as the other Banks.

18.6         The Financial Agent will have no obligation to confirm whether an Event of Default has occurred and, in the absence of notice from a Borrower or a Bank informing it otherwise, may assume that no Event of Default has occurred. However, the Financial Agent must inform the Banks of the occurrence of any Event of Default of which it becomes aware.

No provision in the Agreement will oblige the Financial Agent to undertake, on behalf of a Bank, Borrowers identification procedures with respect to any person whatsoever, and each Bank confirms to the Financial Agent that each Bank is solely responsible for the verifications it is required to make and that it will not rely on the Agent’s representations relating to such verifications.

18.7         In the event of an Event of Default concerning any of the Borrowers, the Borrower in question or, failing that, the Guarantor, will indemnify the Financial Agent for all direct losses incurred by the

Financial Agent in its capacity as Financial Agent under the Agreement. In the event that the Borrower or the Guarantor defaults in the fulfillment of this obligation, each of the banks will indemnify the Financial Agent in proportion to its share of the total amount of Loans.  In such event neither the Borrower in question nor the Guarantor will be relieved of its obligations under this article.

18.8         The Financial Agent will inform the Banks as soon as possible of any notices or communications received from any of the Borrowers received pursuant to the Agreement.

18.9         If an Event of Default occurs which has not been cured (to the extent that it is possible to cure said Event of Default), the Financial Agent must, at the request of the Majority Banks, declare all amounts due to the Banks pursuant to the Agreement due and payable in accordance with the provisions of Article 13 (Event of Default).

18.10       The Financial Agent will not be held liable for any action taken at the request of the Majority Banks, and any action taken at the request thereof will be binding on all of the Banks. No provision of the Agreement authorizes the Financial Agent to grant to any of the Borrowers an amendment of any of the provisions of the Agreement without the prior consent of all of the Banks, except in the event of an amendment the sole purpose of which is to clarify one of the provisions of the Agreement.

18.11       In no event may the Financial Agent enter into a settlement agreement in the name of the Banks or represent the Banks in any legal proceeding without the prior written consent of each relevant Bank.

18.12       Each Bank hereby declares that its decision to conclude the Agreement has been made on the basis of its own judgment with respect to credit matters and that, in making said decision, it has not based its decision in any way on the representations of the Financial Agent or of any other Bank with respect to the creditworthiness or the financial situation of any of the Borrowers.

ARTICLE 19 - SUCCESSORS TO THE FINANCIAL AGENT

19.1         The Financial Agent may resign from its duties under the Agreement at any time provided that it will give the Banks and each of the Borrowers at least ninety (90) days prior notice. It may be dismissed from its duties as Financial Agent at any time by the Majority Banks.

Subsequent to such a resignation or dismissal, the Majority Banks will designate a new Financial Agent, subject to the acceptance by each of the Borrowers, which may not be refused without valid reason and which will be deemed to have been provided in the absence of a response therefrom within fifteen (15) days following a request made for said acceptance from the Financial Agent.

The new Financial Agent so designated will succeed to all of the rights and obligations of the preceding Financial Agent.

19.2         In the event that at the end the notice period given by the Financial Agent, the Majority Banks have not designated a new Financial Agent as provided for above, or the new Financial Agent so selected has not accepted this position or has been rejected by any of the Borrowers, the out-going Financial Agent will itself have the right to designate a new Financial Agent which must be a first-tier international bank which has offices in Paris and which is capable of fulfilling the duties of the Financial Agent under the Agreement.

For as long as a new Financial Agent has not been designated and has not accepted its duties, the out-going Financial Agent will continue to fulfill its obligations.

ARTICLE 20 - AUTHORITY OF THE SECURITY AGENT

20.1         Each of the Banks irrevocably grants by this Agreement authority to the Security Agent, which accepts, to take, in their names and on their behalf, any steps necessary and to exercise any of the powers which are expressly granted to it pursuant to this Agreement, in particular with respect to the creation of the security interests described in Article 17 (Guarantee – Security Interests) above. In addition, the Security Agent will be authorized to register the Agreement with a notary, if necessary, for reiteration purposes.

The directors, managers and employees of the Security Agent will in no way be liable to the Borrowers or the Banks which are parties to the Agreement, except in the event of serious misconduct or fraud.

The Security Agent will not be liable to the Borrowers or the Banks for:

(A)          any action taken or action which it did not take in fulfillment of the Agreement or as a result hereof, except in the event of serious misconduct or fraud;

(B)           the validity of any instruments establishing the security interests, to the extent that said instruments substantially conform with the corresponding models attached to the Agreement or which have been approved by the Financial Agent;

(C)           the value or the decrease in value of the property and rights which are subject to the security interests, or the revenue generated by the sale thereof;

(D)          the failure by the Borrowers to fulfill their various obligations under the Agreement or by EDL Hotels to fulfill its obligations under the Guarantee;

(E)           any legal or other proceedings designed to enforce or sell the security interests; and

(F)           generally, any steps taken upon the instructions of the Majority Banks.

The Security Agent will only act upon instructions of the Majority Banks.

The Security Agent will not be obligated to conduct any verification whatsoever regarding the fulfillment of the Borrowers of their obligations, and may assume that no Event of Default has occurred, except in the event that it receives notification thereof from a Borrower or the Financial Agent so informs the Security Agent.

20.2         With respect to its participation in the Agreement as a Bank, the Security Agent will have the same rights, powers and obligations as the other Banks and may exercise them as if it were not the Security Agent.

20.3         By express agreement, the Security Agent is hereby designated as the trustee depository of the executory copies and the mortgage title deeds which set forth the rights of each Bank under the mortgages provided for in Article 17 (Guarantee – Security Interests). The Security Agent will only be authorized to surrender said executory copies and title deeds under the following conditions:

•              to the Financial Agent upon a decision of the Majority Banks to foreclose on the mortgaged property;

•              to the Lenders’ Agent upon a decision of the Majority Lenders to foreclose on the mortgaged property;

•              in order to cancel an executory copy and to issue one or more new executory copies in the event of a sale of the rights and obligations of a Bank or a Lender under the Agreement or the Advances Agreement.

20.4         Each of the Banks hereby agrees to reimburse the Security Agent, upon receipt of proof thereof, for all expenses reasonably incurred by the Security Agent as a result of the fulfillment of its duties and to indemnify the Security Agent for all costs, damages, expenses, fees, penalties or losses and for the direct consequences of any claim or any judgment made against said Security Agent as a result of the exercise of its duties to the extent that the Borrowers and the Guarantor has not reimbursed the Security Agent under Article 16.2.

20.5         The Security Agent will distribute any insurance indemnities received as Security Agent in accordance with the provisions of Article 17.2 (Security Interests) paragraph (B).

20.6         The Security Agent may resign from its duties under the Agreement at any time provided that it will give the Financial Agent and the Borrowers at least ninety (90) days prior notice.

It may be dismissed from its duties as Security Agent at any time by the Majority Banks which will not be required to justify their decision. Subsequent to such a resignation or dismissal, the Majority Banks will designate a new Security Agent. The new Security Agent so designated will succeed to all of the rights and obligations of the preceding Security Agent.

In the event that at the end the notice period given by the Security Agent, the Majority Banks, on behalf of the Borrowers, have not designated a new Security Agent as provided for above or the new Security Agent so selected has not accepted this position, the out-going Security Agent will itself have the right to designate a new Security Agent which must be a first-tier international bank which has offices in Paris and which is capable of fulfilling the duties of the Security Agent under the Agreement. As long as a new Security Agent has not been designated and has not accepted its duties, the out-going Security Agent will continue to fulfill its obligations.

SECTION V- MISCELLANEOUS

ARTICLE 21 - BENEFICIARIES OF THE AGREEMENT

21.1         The Agreement binds the Borrowers and the Banks, as well as their respective successors and assigns (“ayants-droit”) and each of them is a beneficiary hereunder.

21.2         No Borrower may sell or otherwise transfer its rights arising under the Agreement without the prior written consent of all of the Banks.

21.3         Each of the Banks (hereinafter the “Selling Bank”) will have the right to sell or otherwise transfer all of its rights and obligations arising under the Agreement, or any part thereof, for a minimum Loan amount of three million euros (€3,000,000) (said minimum amount will not apply to the sale or transfer of the balance of the rights and obligations of the Bank in question) to any other bank or banking institution with a sound reputation, provided that prior notice thereof is provided to the Financial Agent and subject to the prior written consent of each of the Borrowers, which consent may not be refused without valid reason, under the condition that, with respect to the Selling Bank, it will have complied with any law, regulation or practice relating to the Borrowers identifications procedures.

In the absence of a response within thirty (30) days beginning on the date of the receipt of the above-mentioned notice, the Borrowers will be deemed to have consented to the transfer which is the subject of said notification.

21.4         If a Bank wishes to sell or transfer all or part of its rights and obligations in accordance with the provisions of Article 21.3, it must provide to the Financial Agent an act of transfer in conformance with the model attached as Schedule IX to the Agreement, duly completed and signed by the Bank and the buyer.

As soon as said act of transfer is so provided, it will operate as a waiver of any obligation of the Borrowers in the amount of the transferred participation and the buyer will enjoy all of the rights of and will be obligated up to the amount of the participation sold by the Bank under the Agreement.

21.5         The Financial Agent will maintain a register any transfers made in accordance with Article 21.4 above, which it will make available to the Banks and the Borrowers.

21.6         The provisions of Article 21.3 and 21.4 above will not apply to the sale provided for in Article 5.2.

ARTICLE 22 - NOTICES

22.1         Any notice, request or communication which may or must be made pursuant to the Agreement must be made by letter, telex, or fax.

22.2         Any notice, request or communication which must be made or any document which must be provided by a party to another party pursuant to the Agreement must be prepared and delivered to the address of said other party as indicated in Schedule I or in Schedule II to the Agreement and at the beginning of this Agreement.

22.3         Each of the parties to the Agreement may change its address as indicated in the Agreement and must provide notice of any new address to the Financial Agent and to each of the Borrowers.

22.4         Any notice to the Financial Agent must be provided to CALYON, 9 quai du President Paul Doumer, 92920 La Défense, to the attention of Jean-Hervé Cariou (tel: 01.42.95.22.62 / fax: 01.41.89.18.92) and Juliette Legrand (tel: 01.41.89.13.77 / fax: 01.41.89.18.63)

ARTICLE 23 - LANGUAGE

All of the documents, summaries, certificates and reports provided for under the Agreement or which must be provided in fulfillment hereof must be in French or in English. In the latter case and to the greatest extent possible, said document must be translated into French and certified to be in conformity by the manager of EDL Hotels.  In the event of a discrepancy between the original English text and its translation, the original English text will prevail.

ARTICLE 24 - EXERCISING RIGHTS - ABSENCE OF WAIVER

24.1         All of the rights granted to the Banks by the Agreement or by any other document provided in fulfillment or upon the signature of the Agreement which are rights arising as a matter of law will be cumulative and may be exercised at any time.

24.2         The fact that a Bank or a Borrower has not exercised a right or does not promptly exercise any right may under no circumstances be considered as a waiver of that right, and the exercise of a single right or the partial exercise thereof by the Banks or by a Borrower will not prohibit them from exercising the right again or in the future or from exercising any other right.

ARTICLE 25 - RENUNCIATION OF RECOURSE

Notwithstanding the provisions of Article L. 221-1 of the Commercial Code (and provided that this does not affect or limit the scope of any other provision of the Agreement), the Financial Agent, the Security Agent and each Bank hereby individually and collectively, expressly and irrevocably renounce:

(A)          any recourse which they may have or which they believe they may have with respect to any Partner of any of the SNC Borrowers with respect to any obligation of said SNC Borrower pursuant to the Agreement; and

(B)           any action designed to obtain the judicial reorganization or liquidation of any of the SNC Borrowers.

However, these renunciations do not extend to the agreement by the Partners which are Lenders to grant the Advances under the Advances Agreement.

ARTICLE 26 - CONFIDENTIALITY

26.1         The Financial Agent, the Security Agent and each of the Banks hereby agree:

(A)          to consider as strictly confidential with respect to any third party other than their buyers to the extent that these buyers have signed a confidentiality agreement substantially identical to the provisions of this Article 26, to their advisers or independent consultants (among the latter the Independent Expert and the Insurance Adviser) all information related in any manner to any of the Phase IB Documents (information, data and reports) which are made available or communicated thereto by any of the Borrowers, by a Disney Affiliate or by any of their agents or independent advisers pursuant to the Agreement; and

(B)           to not disclose such information to a third party other than to such buyers, advisers and consultants without the prior written consent of EDL Hotels which may not be refused without justification, with the exception of:

(a)           information which has become available to the public other than through a violation of the provisions of this Article 26;

(b)           disclosures required by applicable law;

(c)           disclosures required by a competent court or government body;

(d)           when such a disclosure is allowed under any other provision of the Agreement; and

(e)           disclosures of information which become necessary to protect the interests of the Financial Agent, the Security Agent or the Banks under the Agreement, to which EDL Hotels may not withhold its consent without valid reason.

26.2         The Financial Agent, the Security Agent and each of the Banks must take all reasonable steps to ensure that all confidential information which they receive from the Borrowers under the Agreement and which this provided to their employees, advisors or independent consultants is only provided to the extent necessary for the successful administration of the Agreement and, in all cases, provided that the information is kept confidential with respect to third parties.

26.3         The provisions of this Article 26 will remain in force after the full payment of all amounts due by the Borrowers under the Agreement.

26.4         In the event that EDL Hotels issues a certificate as provided for under Articles 10.1(G) and 10.2(K) certifying that the provision of certain information would result in the disclosure of confidential information regarding the pricing policy and technical know-how or relates to the operation of the Euro Disneyland Project in France and that such a disclosure to competitors might be harmful to the Project, the Financial Agent may, by providing written notice to EDL Hotels, request that information be provided to it, subject to the condition that the Financial Agent and each of the Banks which desire to receive this information must individually provide to EDL Hotels a written confidentiality agreement with substantially the same terms as the provisions of this Article 26, but which expressly governs the information provided at that time.

26.5         The Banks will not acquire, under the Agreement, any right to use, and shall not use any registered trademark, name, design, character or symbol belonging to The Walt Disney Company or any one of its subsidiaries (including without limitation, the expressions “The Walt Disney Company”, “Disney”, “ABC”, or “ESPN”, either alone or in conjunction with or as part of any other word or name), nor any trademark, fanciful character, design, name, logo, registered trademark, copyright or any other intellectual property right of the Walt Disney Company or any one of its subsidiaries or affiliated companies (the “Companies”): (i) in any advertising publicity or promotion, (ii) to express or imply any endorsement of any one of the Banks’ products or services by The Walt Disney Company or the Companies, or (iii) in any other manner (whether or not similar to the uses prohibited pursuant to subparagraphs (i) and (ii) above), except with the express written consent of The Walt Disney Company prior to such usage, which it may in its sole discretion refuse to give.  The provisions of the previous sentence will survive and continue to apply after any termination or expiration of the Agreement, or the determination of any mandatory or optional nullity affecting the Agreement in whole or in part.

ARTICLE 27 - BORROWERS IDENTIFICATION PROCEDURES

27.1         If:

(i)            the entry into force or the modification of a law or regulation (or a change in the interpretation or the application of a law or regulation) subsequent to the date of the present agreement;

(ii)           a change in the status or the share ownership of a Borrower subsequent to the Restatement Date; or

(iii)          an assignment or transfer contemplated by a Bank of its rights and obligations under the present agreement to a party which is not already a Bank obliges the Financial Agent or a Bank (or, in the hypothesis of paragraph (iii) above, the new potential bank) to conform to borrowers identification procedures and it does not already hold the necessary information, each Borrower will, upon the Financial Agent’s or the Bank’s request, provide without delay or make sure to be provided, any documentation or other evidence reasonably requested by the Financial Agent (on its own behalf or on behalf of a Bank) or by such Bank (on its own behalf or, in the hypothesis described in paragraph (iii) above, on behalf of the new potential Bank) in order for the Financial Agent, the relevant Bank, or in the hypothesis described in paragraph (iii) above, the new potential Bank, to be able to accomplish and consider that it has satisfactorily carried out the borrowers identification procedures required pursuant to the applicable laws and regulations, in light of the transactions contemplated in the Agreement.

27.2         Each Bank will on the Financial Agent’s request provide without delay or make sure to be provided, any documentation or other evidences reasonably requested by the Financial Agent (on its own behalf or on behalf of a Bank) in order for the Financial Agent to be able to accomplish and to consider that it has satisfactorily carried out the borrowers identification procedures required pursuant to the applicable laws and regulations, in light of the transactions contemplated in the Agreement.

ARTICLE 28 - EFFECTIVE GLOBAL INTEREST RATE

The parties to this Agreement expressly acknowledges that due to the specificity of the its provisions, it is impossible to precisely determine the effective global interest rate applicable to the Loans in accordance with the provisions of the Consumer Code. Each Borrower nonetheless acknowledges that it has carried out all the estimates it deems necessary to determine the Loans global cost and acknowledge that it has obtained all the information for that purpose. In order to comply with articles L. 313-1 and 313-2 of the Consumer Code, an indication of the effective global interest rate applicable to each Loan, as an example, is given at the Restatement Date to the Borrower in question.

ARTICLE 29 - PARTICIPATION OF THE LENDERS’ AGENT

The Lenders’ Agent is participating in the Agreement in order to acknowledge all provisions of the Agreement concerning the relations between the Banks and the Lenders and to agree thereto.

ARTICLE 30 - PARTICIPATION OF THE DEPOSITARIES

The Depositaries are participating in the Agreement in order to acknowledge all provisions of the Agreement concerning the mechanisms for the operation of the accounts to be opened by the Borrowers and of the securities related thereto and to agree to comply therewith.

ARTICLE 31 - APPLICABLE LAW - CHOICE OF FORUM

31.1         The Agreement will be governed by French law.

31.2         The parties to the Agreement hereby agree that any dispute arising under the Agreement and any action or proceeding based on the Agreement or relating thereto may only be submitted, with the exception of any courts to which the law grants exclusive jurisdiction, to the Commercial Court of Paris and, by signing the Agreement, each Borrower, each Bank and the Guarantor expressly and irrevocably accept the exclusive competence of the Commercial Court of Paris to resolve such disputes, actions or proceedings.

Amended and Restated in Paris

at the Restatement Date.

Schedule I

The Banks (Banques)

UNDERTAKINGS (In €)
BANKS	Crédit SNC	Crédit SCA	TOTAL
BANCO DE SABADELL	1 857 040.31	324 679.66	2 181 719.97
153 rue de Courcelles
75817 Paris Cedex 17
Tel : 33 1 44 29 12 50
Fax : 33 1 44 29 12 69
To the attention of: Carlos DALMAU

BANK OF AMERICA NA LONDRES	6 059 953.55	1 059 505.08	7 119 458.63
1 Alle Street
London E1 8DE
United Kingdom
Tel : 44 207 174 40 00 / 44 207 459 13 11
Fax : 44 207 634 49 68
To the attention of: Peter Young / Eric G. Clause

BANQUE SANPAOLO PARIS	2 886 885.08	504 734.79	3 391 619.87
52 avenue Hoche
75383 Paris cedex 08
Tel : 33 1 47 54 46 42 / 33 1 47 54 45 86
To the attention of: Hervé Le Gall / Jean-Paul Rigal

BARCLAYS BANK PLC	1 984 533.84	346 970.26	2 331 504.10
5 the North Colonnade
Canary Wharf
London E14 4BB
United Kingdom
Tel : 44 207 773 64 36 / 44 207 7732 64 41
Fax : 44 207 516 97 91
To the attention of: Mark Williams / Zaki Bano

BAYERISCHE HYPO-UND VEREINSBANK AG, PARIS	2 684 225.04	469 302.29	3 153 527.33
34 rue Pasquier
75008 Paris
Tel : 49 89 378 44 249
Fax : 49 89 378 26 293
To the attention of: Irène ACKERMANN

BNP PARIBAS	4 393 085.98	768 074.69	5 161 160.67
37, Place du Marché St Honoré
75001 Paris
Tel : 33 1 43 16 91 92 / 33 1 43 16 91 96
Fax : 33 1 43 16 90 47
To the attention of: Martine Aubert / Olivier Jean

BQ FEDERATIVE CREDIT MUTUEL	1 568 959.28	274 312.39	1 843 271.67
6, rue de Ventadour
75001 Paris
Tel : 33 1 45 96 96 16 / 33 1 44 58 35 78
Fax : 33 1 44 58 51 47
To the attention of: Francis Boubazine / Eric G. Clause

CALYON	2 510 334.85	768 074.68	3 278 409.53
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
Tel : 33 1 41 89 00 00
Fax : 33 1 41 89 18 92
To the attention of: Jean-Hervé CARIOU / Patrick Savignac

UNDERTAKINGS (In €)
BANKS	Crédit SNC	Crédit SCA	TOTAL
CITIBANK NA	4 393 085.97	438 899.82	4 831 985.79
Schroder Salomon Smith Barney
Citigroup Center
9th Floor, CGC-09-03
33 Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Tel : 44 207 986 60 11
Fax : 44 207 986 82 76
To the attention of: Paul Taylor

CREDIT INDUSTRIEL ET COMMERCIAL	4 636 447.68	810 623.35	5 447 071.03
DFS / Project Finance
4 rue Gaillon
75002 Paris
Tel : 33 1 42 66 70 12
Fax : 33 1 42 66 78 38
To the attention of: Jean-Bruno DUFOUR

CREDIT SUISSE FIRST BOSTON ZURICH	4 236 190.06	740 643.45	4 976 833.51
PO Box 900
CH-8070 Zurich
Switzerland
Tel : 41 1 333 57 42
Fax : 41 1 333 63 05
To the attention of: Hans Brunner

Caisse d’Epargne et de Prévoyance IDF Paris	5 835 271.84	1 020 222.37	6 855 494.21
Crédit et Financements Spécialisés
19 rue du Louvre
75001 Paris
Tel : 33 1 40 41 35 28 / 33 1 40 41 30 58
Fax : 33 1 40 41 30 05
To the attention of: Fabien Frappart / Fabien Neufinck

DEUTSCHE BANK AG LONDON	12 924 480.39	2 259 679.47	15 184 159.86
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
Tel : 44 207 547 24 00
Fax : 44 113 336 2010
A l’attentio de : Fraser Mc Gee

DRESDNER BANK FRANKFURT	7 877 616.98	1 377 300.20	9 254 917.18
C&M Risk Management
Credit Consultancy Germany
Platz der Einheit 2,
23rd Floor
60327 Frankfurt
Germany
Tel : 49 69 263 53 386 49 69 263 562 64
Fax : 49 69 263 81 789
To the attention of: Josef Haudum / Volker Happel

GOLDMAN SACHS PARIS INC ET CIE	5 983 036.29	1 046 057.09	7 029 093.38
2 rue de Thann
75017 Paris
Tel : 44 207 552 3881 / 44 207 774 1045
Fax : 44 207 552 7070
To the attention of: Caroline Maw / Sally Haynes

MERRILL LYNCH CAPITAL MARKETS BANK LTD	1 073 536.39	187 694.06	1 261 230.45
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
Tel : 353 1 605 85 00
Fax : 353 1 605 8501
To the attention of: Lee Halla

UNDERTAKINGS (In €)
BANKS	Crédit SNC	Crédit SCA	TOTAL
MIZUHO CORPORATE & BANKING CO LTD	4 236 190.06	740 643.45	4 976 833.51
2-1 Yaesu 1-Chrome
Chuo-Ku
Tokyo
Japan
Tel : 813 32 74 93 48
Fax : 813 32 74 94 87
To the attention of: Takuya Nishizono / Takuichiro Jo

MORGAN STANLEY INTERNATIONAL BANK LTD	8 169 380.58	1 428 311.32	9 597 691.90
25 Cabot Square
Canary Wharf
London E14 4QA
United Kingdom
Tel : 44 207 677 7974
Fax : 44 207 677 3901
To the attention of: Brian Cripps

NATEXIS BANQUES POPULAIRES	13 761 469.28	2 406 016.23	16 167 485.51
45/51 rue St Dominique
75007 Paris
Tel : 33 1 58 19 28 42 / 33 1 58 32 30 00
Fax : 33 1 58 19 29 96
To the attention of: Régine Allombert-Blanc / Eric Piette

SANTANDER CENTAL HISPANO LONDON	5 965 789.36	1 043 041.68	7 008 831.04
Santander House
100 Ludgate House
London EC4M 7NJ
Tel : 44 207 332 77 81
Fax : 44 207 332 74 21
To the attention of: Jim Inches
TOTAL	103 037 512.80	18 014 786.33	121 052 299.13

Schedule II
The Depositaries (Dépositaires)

Names	Addresses
CALYON	9 quai du Président Paul Doumer, 92920 Paris, La Défense

BNP PARIBAS	16 boulevard des Italiens, 75009 Paris

Schedule III
Interest Period Determination Request (Demande de fixation de période d’intérêt)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of letter from a Borrower to CALYON in order to determine a new Interest Period in accordance with the provisions of article 3.2 of the Agreement.]

Schedule IV
Depositaries Accession (Acte d’adhésion des Dépositaires)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of Depositaries’ deed of accession to the Credit Agreement dated 25 March 1991, to the Partners’ Advance Agreement dated 25 March 1991 and to the Intercreditor Agreement to be executed by any new Depositary.]

Schedule V
Insurance Provisions (Dispositions sur les Assurances)

Part One (I)
General provisions

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A document stating the general provisions related to insurance of Phase IB assets setting forth definitions, guarantees, information relating to the insurance, events of default, allocation of indemnities and security interests and delegations.]

Schedule V

Part Two (II)
Insurances related to the Operation Phase (Assurances relatives à la Phase d’Exploitation)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A document stating the specific provisions regarding insurance in connection with the Operation Phase, notably material damages, civil liability, ancillary insurance and operating losses.]

Schedule V

Part Three (III)
Mandatory Amendment (Avenant obligatoire)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A document stating the provisions of a Mandatory Amendment that must be added to any insurance policy of the Borrowers relating to Phase IB, notably a delegation clause in the event of material damages insurance, decennial liability insurance and operating losses insurance, and civil liability insurance.]

Certificate of insurance

(Formule d’attestation que les courtiers d’assurance qui assurent pour le compte des Emprunteurs doivent addresser à l’Agent du Crédit et à l’Agent des Prêteurs)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of the certificate that the insurance brokers insuring for the account of the Borrowers must send to the Financial Agent and to the Lenders’ Agent, with a notice of delegation attached whereby the Borrowers delegate the insurance broker for the payment of any insurance indemnities, in favor of the Banks.]

Schedule VI
Loan Repayment Schedule (Echéancier de remboursement des prêts)

(amount in euros)

Amortization Schedule for Credit IB - Credit SCA + Credit SNC

Date	Amortization	Total before Amortization
05/05/2008	5 043 845.81	121 052 299.13
05/08/2008	5 043 845.81	116 008 453.32
05/11/2008	5 043 845.81	110 964 607.51
05/02/2009	5 043 845.81	105 920 761.70
05/05/2009	5 043 845.81	100 876 915.89
05/08/2009	5 043 845.81	95 833 070.08
05/11/2009	5 043 845.81	90 789 224.27
05/02/2010	5 043 845.81	85 745 378.46
05/05/2010	5 043 845.81	80 701 532.65
05/08/2010	5 043 845.81	75 657 686.84
05/11/2010	5 043 845.81	70 613 841.03
07/02/2011	5 043 845.81	65 569 995.22
05/05/2011	5 043 845.81	60 526 149.41
05/08/2011	5 043 845.81	55 482 303.60
07/11/2011	5 043 845.81	50 438 457.79
06/02/2012	5 043 845.81	45 394 611.98
07/05/2012	5 043 845.81	40 350 766.17
06/08/2012	5 043 845.81	35 306 920.36
05/11/2012	30 263 074.55	30 263 074.55
TOTAL	121 052 299.13

Amortization Schedule for Credit IB - Credit SCA

Date	Amortization	Total before Amortization
05/05/2008	750 616.10	18 014 786.33
05/08/2008	750 616.10	17 264 170.23
05/11/2008	750 616.10	16 513 554.13
05/02/2009	750 616.10	15 762 938.03
05/05/2009	750 616.10	15 012 321.93
05/08/2009	750 616.10	14 261 705.83
05/11/2009	750 616.10	13 511 089.73
05/02/2010	750 616.10	12 760 473.63
05/05/2010	750 616.10	12 009 857.53
05/08/2010	750 616.10	11 259 241.43
05/11/2010	750 616.10	10 508 625.33
07/02/2011	750 616.10	9 758 009.23
05/05/2011	750 616.10	9 007 393.13
05/08/2011	750 616.10	8 256 777.03
07/11/2011	750 616.10	7 506 160.93
06/02/2012	750 616.10	6 755 544.83
07/05/2012	750 616.10	6 004 928.73
06/08/2012	750 616.10	5 254 312.63
05/11/2012	4 503 696.53	4 503 696.53
TOTAL	18 014 786.33

Amortization Schedule for Credit IB - Credit SNC

	Crédit SNC		Hôtel New York Associés SNC		Hôtel Newport Bay Club Associés SNC		Hôtel Sequoia Lodge Associés SNC
Date	Amortization	Total before Amortization	Amortization	Total before Amortization	Amortization	Total before Amortization	Amortization	Total before Amortization
05/05/2008	4 293 229.71	103 037 512.80	916 136.56	21 987 277.38	831 451.67	19 954 839.96	734 539.59	17 628 950.03
05/08/2008	4 293 229.71	98 744 283.09	916 136.56	21 071 140.82	831 451.67	19 123 388.29	734 539.59	16 894 410.44
05/11/2008	4 293 229.71	94 451 053.38	916 136.56	20 155 004.26	831 451.67	18 291 936.62	734 539.59	16 159 870.85
05/02/2009	4 293 229.71	90 157 823.67	916 136.56	19 238 867.70	831 451.67	17 460 484.95	734 539.59	15 425 331.26
05/05/2009	4 293 229.71	85 864 593.96	916 136.56	18 322 731.14	831 451.67	16 629 033.28	734 539.59	14 690 791.67
05/08/2009	4 293 229.71	81 571 364.25	916 136.56	17 406 594.58	831 451.67	15 797 581.61	734 539.59	13 956 252.08
05/11/2009	4 293 229.71	77 278 134.54	916 136.56	16 490 458.02	831 451.67	14 966 129.94	734 539.59	13 221 712.49
05/02/2010	4 293 229.71	72 984 904.83	916 136.56	15 574 321.46	831 451.67	14 134 678.27	734 539.59	12 487 172.90
05/05/2010	4 293 229.71	68 691 675.12	916 136.56	14 658 184.90	831 451.67	13 303 226.60	734 539.59	11 752 633.31
05/08/2010	4 293 229.71	64 398 445.41	916 136.56	13 742 048.34	831 451.67	12 471 774.93	734 539.59	11 018 093.72
05/11/2010	4 293 229.71	60 105 215.70	916 136.56	12 825 911.78	831 451.67	11 640 323.26	734 539.59	10 283 554.13
05/02/2011	4 293 229.71	55 811 985.99	916 136.56	11 909 775.22	831 451.67	10 808 871.59	734 539.59	9 549 014.54
05/05/2011	4 293 229.71	51 518 756.28	916 136.56	10 993 638.66	831 451.67	9 977 419.92	734 539.59	8 814 474.95
05/08/2011	4 293 229.71	47 225 526.57	916 136.56	10 077 502.10	831 451.67	9 145 968.25	734 539.59	8 079 935.36
05/11/2011	4 293 229.71	42 932 296.86	916 136.56	9 161 365.54	831 451.67	8 314 516.58	734 539.59	7 345 395.77
05/02/2012	4 293 229.71	38 639 067.15	916 136.56	8 245 228.98	831 451.67	7 483 064.91	734 539.59	6 610 856.18
05/05/2012	4 293 229.71	34 345 837.44	916 136.56	7 329 092.42	831 451.67	6 651 613.24	734 539.59	5 876 316.59
05/08/2012	4 293 229.71	30 052 607.73	916 136.56	6 412 955.86	831 451.67	5 820 161.57	734 539.59	5 141 777.00
05/11/2012	25 759 378.02	25 759 378.02	5 496 819.30	5 496 819.30	4 988 709.90	4 988 709.90	4 407 237.41	4 407 237.41
TOTAL	103 037 512.80		21 987 277.38		19 954 839.96		17 628 950.03

	Cheyenne Hôtel Associés SNC		Hôtel Santa Fe Associés SNC		Centre de Divertissements Associés SNC
Date	Amortization	Total before Amortization	Amortization	Total before Amortization	Amortization	Total before Amortization
05/05/2008	496 561.41	11 917 473.89	535 054.55	12 841 309.06	779 485.94	18 707 662.48
05/08/2008	496 561.41	11 420 912.48	535 054.55	12 306 254.51	779 485.94	17 928 176.54
05/11/2008	496 561.41	10 924 351.07	535 054.55	11 771 199.96	779 485.94	17 148 690.60
05/02/2009	496 561.41	10 427 789.66	535 054.55	11 236 145.41	779 485.94	16 369 204.66
05/05/2009	496 561.41	9 931 228.25	535 054.55	10 701 090.86	779 485.94	15 589 718.72
05/08/2009	496 561.41	9 434 666.84	535 054.55	10 166 036.31	779 485.94	14 810 232.78
05/11/2009	496 561.41	8 938 105.43	535 054.55	9 630 981.76	779 485.94	14 030 746.84
05/02/2010	496 561.41	8 441 544.02	535 054.55	9 095 927.21	779 485.94	13 251 260.90
05/05/2010	496 561.41	7 944 982.61	535 054.55	8 560 872.66	779 485.94	12 471 774.96
05/08/2010	496 561.41	7 448 421.20	535 054.55	8 025 818.11	779 485.94	11 692 289.02
05/11/2010	496 561.41	6 951 859.79	535 054.55	7 490 763.56	779 485.94	10 912 803.08
05/02/2011	496 561.41	6 455 298.38	535 054.55	6 955 709.01	779 485.94	10 133 317.14
05/05/2011	496 561.41	5 958 736.97	535 054.55	6 420 654.46	779 485.94	9 353 831.20
05/08/2011	496 561.41	5 462 175.56	535 054.55	5 885 599.91	779 485.94	8 574 345.26
05/11/2011	496 561.41	4 965 614.15	535 054.55	5 350 545.36	779 485.94	7 794 859.32
05/02/2012	496 561.41	4 469 052.74	535 054.55	4 815 490.81	779 485.94	7 015 373.38
05/05/2012	496 561.41	3 972 491.33	535 054.55	4 280 436.26	779 485.94	6 235 887.44
05/08/2012	496 561.41	3 475 929.92	535 054.55	3 745 381.71	779 485.94	5 456 401.50
05/11/2012	2 979 368.51	2 979 368.51	3 210 327.16	3 210 327.16	4 676 915.56	4 676 915.56
TOTAL	11 917 473.89		12 841 309.06		18 707 662.48

Schedule VII
Certificate of the Independent Expert (Attestation de l’Expert)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of EDL Hotels S.C.A. regarding the calculation of the Ratios, to be delivered with the Expert’s report to CALYON as the Financial Agent and the Lender’s Agent certificate pursuant to the Phase IB Credit Agreement and to the Phase IB Partners’ Advance Agreement.

Schedule VIII (A)
Pledge instrument for the SCA Loan Account (Acte de nantissement du Compte Prêt SCA)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between EDL Hotels S.C.A. and CALYON to be used by EDL Hotels SCA to pledge its SCA Loan Account in favour of CALYON for the benefit of the Banks and Lenders.

Schedule VIII (B)
Pledge instrument for the SNC Loan Account (Acte de nantissement du Compte Prêt SNC)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Centre de divertissements Associés S.N.C. (the SNC Borrowers) and CALYON to be used by the SNC Borrowers to pledge their SNC Loan Account in favour of CALYON for the benefit of the Banks and Lenders.

Schedule VIII (C)
Cash pledge instrument for SCA Designated Account

(Acte de nantissement des Comptes Désignés SCA Espèces)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between EDL Hotels S.C.A . and CALYON to be used by EDL Hotels SCA to pledge its SCA Designated Cash Accounts in favour of CALYON for the benefit of the Banks and Lenders.]

Schedule VIII (D)
Cash pledge instrument for SNC Designated Account

(Acte de nantissement des Comptes Désignés SNC Espèces)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Centre de divertissements Associés S.N.C. (the SNC Borrowers). and CALYON to be used by the SNC Borrowers to pledge their SNC Designated Cash Accounts in favour of CALYON for the benefit of the Banks and Lenders]

Schedule VIII (E)
Master pledge instrument for securities SCA Designated Account

(Convention cadre de nantissement Comptes Désignés SCA Titres (instruments financiers))

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of master agreement between EDL Hotels S.C.A. and CALYON to be used by EDL Hotels SCA to pledge its securities SCA Designated Account in favour of CALYON for the benefit of the Banks and the Lenders.  A pledge declaration of the Securities Accounts and two pledge certificates of the Securities Accounts are also attached as schedules to this agreement.]

Schedule VIII (F)
Master pledge instrument for securities SNC Designated Account (financial instruments)
(Convention cadre de nantissement Comptes Désignés SNC Titres (instruments financiers))

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of master agreement between Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Centre de divertissements Associés S.N.C. (the SNC Borrowers). and CALYON to be used by the SNC Borrowers to pledge their securities SNC Designated Account in favour of CALYON for the benefit of the Banks and the Lenders. A pledge declaration of the Securities Accounts and two pledge certificates of the Securities Accounts are also attached as schedules to this agreement.]

Schedule VIII (G)
Instrument for the pledge of receivables generated by the Development Agreement (Nantissement des créances resultant du Contrat de Promotion)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of agreement between Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Centre de divertissements Associés S.N.C. (the Borrowers SNC). and CALYON to be used by the Borrowers S.N.C. to pledge their receivables generated by the Development Agreement in favour of CALYON for the benefit of the Banks and Lenders.

Schedule VIII (H)
Master pledge instrument for SCA Designated Accounts (other securities)

(Convention cadre de nantissement Comptes désignés SCA (autres valeurs mobilières et titres))

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of master agreement between EDL Hotels S.C.A. and CALYON to be used by EDL Hotels SCA to pledge its SCA Designated Accounts in favour of CALYON for the benefit of the Banks and the Lenders.  A pledge agreement and a pledge certificate are also attached as Schedules to this document.]

Schedule VIII (I)
Master pledge instrument for SNC Designated Accounts (other securities)

(Convention cadre de nantissement Comptes désignés SNC (autres valeurs mobilières et titres))

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of master agreement between Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C., Centre de Divertissements Associés S.N.C. (together, the SNC Borrowers). and CALYON to be used by the SNC Borrowers to pledge their SNC Designated Accounts in favour of CALYON for the account of the Banks and the Lenders.  A pledge agreement and a pledge certificate are also attached as Schedules to this Agreement.]

Schedule IX
Transfer agreement (Acte de transfert)

[This Schedule only exists in French and absent a translation into English is summarized as follows:

A model form of a transfer agreement between the Bank and the Assignee relating to the Bank’s participation in the Loan as stated in Schedule I of the Credit Agreement.]

Schedule X
Maps of Parcels A, B, C, D, E, F and G (Plan des Parcelles A, B, C, D, E, F et G)